Exhibit 10.1

Execution Version

CREDIT AGREEMENT
dated as of April 8, 2021

among

PAR TECHNOLOGY CORPORATION,
as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

OWL ROCK FIRST LIEN MASTER FUND, L.P.,
as Administrative Agent and Collateral Agent
and

OWL ROCK CAPITAL ADVISORS LLC,
as Lead Arranger and Bookrunner

i

ANNEXES

Annex A	Commitments

SCHEDULES

Schedule 3.03	Conflicts
Schedule 3.06	Intellectual Property
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 5.15	Post-Closing Deliveries
Schedule 6.01(b)	Permitted Surviving Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.05	Permitted Dispositions
Schedule 6.07	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Loan Note
Exhibit G	Form of Non‑Bank Certificate
Exhibit H	Form of Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of April 8, 2021, is made among Par Technology Corporation, a Delaware corporation (the “Borrower”), each of the Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to it in Article I) from time to time party hereto, the Lenders from time to time party hereto and Owl Rock First Lien Master Fund, L.P. (“Owl Rock”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, on the Closing Date, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and schedules thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner permitted hereunder, the “Closing Date Acquisition Agreement”), by and among Borrower, ParTech, Inc., Sliver Merger Sub, Inc., Punchh Inc. and Fortis Advisors LLC, Borrower intends to, through one or more steps, consummate the acquisition of Punchh Inc. and its Subsidiaries (the “Closing Date Acquisition”);

WHEREAS, on the Closing Date, the Borrower has requested that the Lenders extend credit in the form of Loans in an aggregate principal amount equal to $180,000,000 to (i) fund a portion of the consideration for the Closing Date Acquisition, (ii) pay related fees, costs and expenses and other transaction costs incurred in connection with the Transactions (including without limitation upfront fees and original issue discount) and (iii) finance the Closing Date Refinancing.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Amount” shall have the meaning assigned to such term in Section 2.15(a).

“Additional Guarantor” shall mean any Restricted Subsidiary that becomes a Guarantor after the Closing Date pursuant to Section 5.10.

“Additional Lender” shall mean each Eligible Assignee that becomes a Lender.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i)(a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 0.50%.

“Administrative Agent” shall have the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form that may be supplied from time to time by Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the person specified; provided, however, that neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder.

“Agent-Related Distress Event” shall mean, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of any Distressed Agent-Related Person (other than the Administrative Agent or the Collateral Agent) owning Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal (rounded upward, if necessary, to the next highest 1/100 of 1%) to the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (ii) the Federal Funds Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBO Rate plus 1.00% per annum. The applicable Alternate Base Rate shall at no time be less than 1.50% per annum. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“Annual Recurring Revenue” shall mean, with respect to a Test Period, the sum of: (x) all revenues derived from software as a service and related recurring support services revenue for the last fiscal month in such Test Period multiplied by twelve (12), (y) the monthly average amount of revenues derived referral fees for software as a service and related recurring support services for the three fiscal months in such Test Period multiplied by twelve (12) and (z) the monthly average amount of revenues derived from merchant transaction fees for the three fiscal months in such Test Period multiplied by twelve (12), each as recognized in accordance with GAAP, but excluding the impact of any purchase accounting or other adjustment arising out of the consummation of the Closing Date Acquisition and historical or future acquisitions.

“Anti‑Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.

“Applicable ECF Percentage” shall mean, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2022, (a) 50% if the Total Net Annual Recurring Revenue Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(C) and (ii) any such ECF Payment Amount assuming a 50% Applicable ECF Percentage) as of the last day of such fiscal year is greater than 1.50 to 1.00, (b) 25% if the Total Net Annual Recurring Revenue Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(C) and (ii) any such ECF Payment Amount assuming a 25% Applicable ECF Percentage) as of the last day of such fiscal year is equal to or less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00 and (c) 0% if the Total Net Annual Recurring Revenue Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.10(f)(C)) as of the last day of such fiscal year is less than 1.00 to 1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing sub-clauses more than one of the preceding sub-clauses would be applicable, the sub-clause with the highest percentage shall apply.

“Applicable Margin” shall mean 3.75% per annum for ABR Loans and 4.75% per annum for Eurodollar Loans.  Notwithstanding the foregoing, the Applicable Margin in respect of any Extended Loan shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Other Indebtedness” shall have the meaning assigned to such term in Section 2.10(i).

“Applicable Prepayment Premium” shall mean the principal amount of such prepayment multiplied by (I) two percent (2.0%), with respect to prepayments made on or after the Closing Date but prior to the first anniversary of the Closing Date, (II) one percent (1.00%) with respect to prepayments made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, (III) one percent (1.00%) with respect to prepayments made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (IV) thereafter zero percent (0.0%); provided that, following an acceleration occurring prior to the third anniversary of the Closing Date, the principal amount that was accelerated shall be deemed prepaid for purposes of the calculation of the Applicable Prepayment Premium.

“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers, advises or manages a Lender.

“Article 55 BRRD” shall mean Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale” shall mean any conveyance, sale, transfer or other disposition of any property (including Equity Interests of a Group Member) other than as permitted pursuant to Section 6.05 (other than Section 6.05(b) and (q)), and in any event “Asset Sales” shall exclude Casualty Events of any Group Member.

“Asset Sale/Casualty Event Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form (including electronic documentation generated by use of an electronic platform) of Exhibit A, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then‑current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi‑annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Available Retained ECF Amount” shall mean, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all fiscal years of the Borrower (commencing with the fiscal year ending December 31, 2022) that was not required to be applied to prepay Loans pursuant to Section 2.10(f) or to prepay any other Indebtedness pursuant to Section 2.10(i) on account of Section 2.10(f); provided that in no event shall the “Available Retained ECF Amount” be less than $0.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” shall mean a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” shall mean 31 C.F. R. § 1010.230.

“Benefit Plan” shall mean any of (a) an Employee Benefit Plan that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such Employee Benefit Plan or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form (including electronic documentation generated by the use of an electronic platform) as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capital Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on December 31, 2018.

“Capital Leases” shall mean all leases that are required to be, in accordance with GAAP as in effect on December 31, 2018, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after such date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any political subdivision, agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, and securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of this clause (c); (d) repurchase obligations for underlying securities of the types described in clauses (a), (b) or (c) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any person incorporated in the United States rated at least A‑1 or the equivalent thereof by S&P or at least P‑1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above, or that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; and (g) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CFC” shall mean a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean any (a) Subsidiary of the Borrower, substantially all of the assets of which consist of (i) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (ii) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a)(i) and (a)(ii), of one or more CFCs and (b) any Subsidiary of the Borrower, substantially all of the assets of which consists of (i) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (ii) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (b)(i) and (b)(ii), of one or more other Subsidiaries of the type referred to in the immediately preceding clause (a).

A “Change in Control” shall be deemed to have occurred if:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (i) is or becomes the beneficial owner (as defined in Rules 13d‑3 (other than clause (b) thereof) and 13d‑5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower or the Voting Stock of the Borrower, (ii) has or acquires the power to vote (or direct the voting of) directly or indirectly more than 35% of the Voting Stock of the Borrower or (iii) has or acquires the power to appoint or remove a majority of the Board of Directors of the Borrower;

(b)          the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or a Guarantor; or

(c)          a “Change in Control” (or equivalent term) as defined in the definitive debt documentation for (i) any Indebtedness secured by the Collateral on a junior basis to the Secured Obligations or any Indebtedness that is unsecured, (ii) Permitted Pari Passu Refinancing Debt or Permitted Unsecured Refinancing Debt or (iii) Indebtedness incurred pursuant to a Permitted Refinancing of any of the foregoing shall occur; provided that, solely in the case of any Indebtedness described in clause (c)(i) above or any Indebtedness incurred pursuant to a Permitted Refinancing thereof, so long as the aggregate principal amount of such Indebtedness exceeds $10,000,000.

For purposes of this definition, a person acquiring Voting Stock shall not be deemed to have beneficial ownership of such Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement, so long as such agreement contains a condition to the closing of the transactions contemplated thereunder that the Obligations shall be Paid in Full and the Commitments hereunder terminated prior to (or contemporaneously with) the consummation of such transactions.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date hereof, (b) any change in any law, treaty, order, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date hereof or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Closing Date” shall mean April 8, 2021.

“Closing Date Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Documents” shall mean the Closing Date Acquisition Agreement and all material documents and agreements related thereto or expressly contemplated thereby (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner permitted hereunder).

“Closing Date Refinancing” shall mean repayment in full of all outstanding indebtedness under that certain Loan and Security Agreement] by and between Silicon Valley Bank and Punchh Inc., dated as of October 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document and in each case other than Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and include each other person appointed as a successor thereto pursuant to Article IX.  For purposes of Article IX only, references to the Administrative Agent shall be deemed to also refer to the Collateral Agent unless the context requires otherwise.

“Commitment” shall mean, with respect to any Lender, (a) its obligation to make its portion of Loans to the Borrower in the amount set forth on Annex A, and (b) unless the context shall otherwise require, any Incremental Loan Commitments made pursuant to Section 2.20 after the Closing Date.  The initial aggregate amount of the Commitments as of the date hereof is $180,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Company Owned IP” shall mean all Intellectual Property Rights owned by the Borrower or any Restricted Subsidiary.

“Company Proprietary Software” shall mean any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether accessed locally or remotely, whether in source code or object code for which the underlying Intellectual Property Rights are Company Owned IP.

“Competitor” shall mean any person that (x) is not a commercial bank, finance company, insurance company, financial institution or other similar entity, in each case that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of business and (y) is an operating company directly engaged in substantially similar business operations as the Borrower and its Subsidiaries (or is a direct or indirect holding company thereof).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without limitation, amortization of goodwill, software and other intangible assets.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding (i) cash, (ii) Cash Equivalents, (iii) Hedging Agreements to the extent that the mark-to-market termination value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items); provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding (a) deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow,  (b) the current portion of consolidated deferred revenue, (c) accruals of any costs or expenses related to restructuring reserves or severance, (d) escrow account balances, (e)  the current portion of pension liabilities, (f) liabilities in respect of unpaid earn-outs, (g) amounts related to derivative financial instruments and assets held for sale, and (h) any letter of credit obligations or revolving loans under any revolving credit facility) of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than in respect of clauses (f), (o) and (s) below) and without duplication:

(a)          Consolidated Interest Expense;

(b)          Consolidated Amortization Expense;

(c)          Consolidated Depreciation Expense;

(d)          Consolidated Tax Expense;

(e)       out-of-pocket fees (to the extent not capitalized), costs, charges and expenses directly incurred in connection with the Transactions;

(f)        “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies that are reasonably anticipated by the Borrower (as reasonably determined by the Borrower in good faith and certified by a Financial Officer of the Borrower) to be realized after any acquisition (including the commencement of activities constituting a business) or disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), and/or any other operational change (including, to the extent applicable, in connection with the Transactions or any restructuring) within 12 months after such period, in each case, whether such action has been taken or is reasonably expected to be taken (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating improvements and initiatives had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) for the avoidance of doubt, with respect to operational changes that are not associated with any acquisition or disposition, the “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies associated with such operational change shall be limited to those that are reasonably anticipated by the Borrower to be realized after the date on which such operational change is planned or otherwise identified by the Borrower in good faith within 12 months after such period, (ii) to the extent that such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are no longer anticipated by the Borrower to be realized following the relevant acquisition, disposition or operational change or, in the case of operational changes that are not associated with an acquisition or disposition, after the date on which such operational change is planned or otherwise identified by the Borrower in good faith, in each case, within 12 months after such period, such amounts shall no longer be added back to Consolidated EBITDA and (iii) amounts added back to Consolidated EBITDA pursuant to this clause (f) (taken together with (i) cash Charges added back to Consolidated EBITDA pursuant to clause (m) and clause (n) and (ii) addbacks pursuant to the second paragraph of the definition of “Pro Forma Basis”) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined prior to giving effect thereto);

(g)        any charges, expenses, costs, accruals, reserves, payments, fees and expenses or loss of any kind (“Charges”) (including rationalization, legal, tax, structuring and other costs and expenses) (other than depreciation or amortization expense) related to any permitted consummated, anticipated, unsuccessful or attempted securities offering, issuance, repurchase, conversion, exercise, other Equity Issuance, incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), Dividend (including the amount of expenses relating to payments made to holders of options or other equity-based compensation awards of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such holders of options or other equity-based compensation awards as though they were equityholders at the time of, and entitled to share in, such distribution), Investment, acquisition (including the Closing Date Acquisition and any Permitted Acquisition or other Investments) (including fees, costs and expenses incurred in connection with the delisting of public targets or compliance with public company requirements in connection with any Permitted Acquisition, or other Investment, and, if applicable, any Public Company Costs), Asset Sale or other disposition, repayment of Indebtedness (including Restricted Debt Payments and the repurchase or redemption of any convertible notes), recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), and in each case, to the extent the applicable transaction or event is permitted hereunder, including such fees, expenses, costs or Charges related to (i) the offering, syndication, assignment and administration of the loans under the Loan Documents and any other credit facilities (including, and together with, Charges of S&P, Moody’s or any other nationally recognized ratings agency, if applicable) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of any derivative securities and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(h)        (i) any non-cash Charges, impairment Charges (including bad debt expense), write-downs, write-offs, expenses, losses or items (including, without limitation, purchase accounting adjustments under ASC 805 or similar recapitalization accounting or acquisition accounting under GAAP or similar provisions under GAAP, or any amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items)) (including any (x) non-cash expense relating to the vesting of warrants, (y) non-cash asset retirement costs, and (z) non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or other inventory adjustments), including any such charges, impairment charges, write-downs, write-offs, expenses, losses or items pushed down to Borrower and its Restricted Subsidiaries, (ii) net non-cash exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments, and (iii) cash Charges resulting from the application of ASC 805, in each case, by Borrower or its Restricted Subsidiaries, paid or accrued during the applicable period);

(i)          (i) the amount of payments made to option holders, stock holders or restricted stock unit holders of Borrower in connection with, or as a result of, any distribution being made to shareholders of such person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents, and (ii) directors’ fees and expenses paid or accrued by Borrower or its Restricted Subsidiaries or, to the extent paid or accrued with respect to services that relate directly to Borrower or its Restricted Subsidiaries and paid for with amounts distributed by Borrower and its Restricted Subsidiaries, of any direct or indirect parent thereof;

(j)          Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Borrower or its Restricted Subsidiaries in any agreement entered into by Borrower or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period or an earlier period if not added back to Consolidated EBITDA in such earlier period;

(k)         Charges related to any refinancing, extension, waiver, forbearance, amendment or other modification of the Loan Documents (whether or not consummated or successful);

(l)         the aggregate amount of proceeds of business interruption insurance received from an unaffiliated insurance company in cash by Borrower or one of its Restricted Subsidiaries during such period to the extent not already included in Consolidated Net Income;

(m)        any exceptional, extraordinary, unusual or non-recurring expenses, losses or Charges incurred; provided that, cash amounts added back to Consolidated EBITDA pursuant to this clause (m) (taken together with (i) cash Charges added back to Consolidated EBITDA pursuant to clause (n) and (ii) addbacks pursuant to clause (f)(y) of Consolidated EBITDA and the second paragraph of the definition of “Pro Forma Basis”) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined prior to giving effect thereto);

(n)        restructuring Charges, carve-out costs, severance costs, integration costs, retention, recruiting, relocation, signing bonuses and expenses, stock option and other equity-based compensation expenses, accruals or reserves (including restructuring costs related to Permitted Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), any one time expense relating to enhanced accounting function, the closure and/or consolidation of facilities and existing lines of business and optimization expense and Public Company Costs; provided that, cash amounts added back to Consolidated EBITDA pursuant to this clause (n) (taken together with (i) cash Charges added back to Consolidated EBITDA pursuant to clause (m) and (ii) addbacks pursuant to clause (f)(y) of Consolidated EBITDA and the second paragraph of the definition of “Pro Forma Basis”) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined prior to giving effect thereto);

(o)         [reserved];

(p)        non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Borrower (or its direct or indirect parent company) or any of its Restricted Subsidiaries;

(q)         [reserved];

(r)          letter of credit fees;

(s)          [reserved];

(t)          net realized losses from Hedging Agreements or embedded derivatives that require similar accounting treatment;

(u)      any net loss included in Consolidated Net Income attributable to noncontrolling interests in any non-Wholly Owned Subsidiary or any joint venture;

(v)         all cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back during such period; and

(w)        (i) reasonable and documented Charges incurred in connection with the implementation of ASC 606 and (ii) any non-cash Charges and transitional adjustments resulting from the application of ASC 606;

and (y) subtracting therefrom, in each case (other than pursuant to clause (D) below) only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication, the aggregate amount of (A) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business), (B) any extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period, (C) any net realized income or gains from any obligations under any Hedging Agreement or embedded derivatives that require similar accounting treatment, (D) any capitalized content development costs and capitalized technology costs incurred during such period that, in each case, do not reduce Consolidated Net Income during such period; provided that, for the avoidance of doubt, all such amounts shall be added back in determining Consolidated EBITDA pursuant to clause (x)(b) above in the period in which they are recognized in determining Consolidated Net Income, (E) the amount of any minority interest net income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture, and (F) any non-cash gains resulting from the application of ASC 606 and any positive transitional adjustments resulting therefrom.

Notwithstanding anything to the contrary, (i) it being agreed that for purposes of calculating any financial ratio or test in connection with a Subject Transaction, Consolidated EBITDA shall be calculated on a Pro Forma Basis in a manner consistent with Consolidated EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition, (ii) other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period and (iii) no addbacks shall be permitted for (x) cash Charges to the extent that a corresponding addback was taken during the period that any such amount was accrued and (y) impairment charges, write-downs and write-offs with respect to inventory.

“Consolidated First Lien Debt” shall mean the aggregate amount of Consolidated Total Funded Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Loans.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)          imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrower and its Restricted Subsidiaries for such period;

(b)          commissions, discounts and other fees, costs and charges owed by the Borrower or any of its Restricted Subsidiaries with respect to letters of credit, and bankers’ acceptance financings or receivables financings for such period;

(c)          amortization of costs in connection with the incurrence by the Borrower or any of its Subsidiaries of Indebtedness, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries for such period;

(d)          cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or any of its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)          all interest paid or payable with respect to discontinued operations of the Borrower or any of its Restricted Subsidiaries for such period;

(f)          the interest portion of any deferred payment obligations of the Borrower or any of its Restricted Subsidiaries for such period; and

(g)          all interest on any Indebtedness of the Borrower or any of its Restricted Subsidiaries of the type described in clauses (f) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisitions, Asset Sales or other dispositions (other than any Asset Sales or other dispositions in the ordinary course of business), and discontinued division or line of business (including, without limitation, a product line) or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period in each case to the extent permitted by this Agreement.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) attributable to the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)          the net income (or loss) of any person that is not the Borrower or a Restricted Subsidiary of the Borrower, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b)          the net income of any Restricted Subsidiary of the Borrower that is not the Borrower or a Guarantor during such period to the extent that the declaration or payment of Dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or any refinancings of any of the foregoing, or the documentation governing any other Indebtedness permitted hereunder (including under Section 6.10)), instrument, or Requirements of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been waived), except that the Borrower’s equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)          any foreign currency translation gains or losses (including losses related to currency remeasurements of Indebtedness);

(d)          unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations; and

(e)          gains or losses due solely to the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period.

“Consolidated Secured Debt” shall mean the aggregate amount of Consolidated Total Funded Indebtedness that is secured by a Lien.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower most recently delivered pursuant to Section 5.01(a) or (b) as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Loan Documents).

“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis, the sum of, without duplication, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all Purchase Money Obligations (other than in respect of Capital Lease Obligations), (c) the principal portion of Capital Lease Obligations and (d) letters of credit (to the extent of any unreimbursed amounts thereunder) that are not paid when the same become due and payable. Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Total Funded Indebtedness”: (i) obligations under any derivative transaction or other Hedging Agreement, (ii) undrawn letters of credit, (iii) Earn-Outs to the extent not then due and payable if not recognized as debt on the balance sheet in accordance with GAAP and (iv) leases that would be characterized as operating leases in accordance with GAAP on the date hereof.

“Contingent Obligation” shall mean, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt or (b) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment and/or separate credit documentation to the extent such Indebtedness is to be governed by separate documentation, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans, Incremental Loans, or Refinancing Loans, hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus (B) accrued and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, (ii) the terms applicable to such extending, renewing or refinancing Indebtedness comply with the Required Debt Terms, (iii) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations and letters of credit that have been cash collateralized or backstopped in accordance with the terms thereof) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all Lenders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid substantially concurrently with the issuance or incurrence of such Credit Agreement Refinancing Indebtedness, (iv) if any Refinanced Debt is unsecured, such Credit Agreement Refinancing Indebtedness shall also be unsecured and (v) such Indebtedness is used solely for the substantially concurrent and pro rata replacement or refinancing of the Refinanced Debt and such other amounts set forth in clause (i)(B) above applicable to such Refinanced Debt.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Parties” shall mean the Borrower and the Guarantors; and “Credit Party” shall mean any one of them.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

 “Debt Issuance” shall mean the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 (other than Credit Agreement Refinancing Indebtedness which shall, for the avoidance of doubt, constitute a Debt Issuance)).

“Debtor Relief Law” shall mean the Bankruptcy Code (including Title 11 of the United States Code, as now constituted or hereafter amended) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(j).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Designated Noncash Consideration” shall mean as of any date of determination the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration.  A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (i) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the Payment in Full of the Obligations), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance.

“Disqualified Institutions” shall mean (i) Competitors of the Borrower and its Subsidiaries specified to the Lead Arranger in writing from time to time, (ii) any Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Lead Arranger in writing prior to the Closing Date (and, which list may be updated on and after the Closing Date, with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known affiliates or affiliates identified in writing to the Lead Arranger from time to time or otherwise readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (provided, that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the Loans); provided, further, that the list of Disqualified Institutions shall be made available to any Lender upon written request (it being understood that the identity of Disqualified Institutions will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request).

“Disregarded Entity” shall mean any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollars,” “dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn‑Outs” shall mean, with respect to a Permitted Acquisition or any other acquisition of any assets or Property by any Group Member permitted hereunder, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, Earn‑Outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.10(f).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund, and (iv) any other person approved by the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld, conditioned or delayed; it being understood that the Borrower shall have absolute consent rights with regard to any proposed assignment to a Disqualified Institution); provided that, (1) no approval of the Borrower (other than with respect to Disqualified Institutions) shall be required during the continuance of an Event of Default under Section 8.01(a), (b), (d) (solely with respect to the failure to comply with Section 6.08), (g), (h) or (m) (solely with respect to the failure to comply with the financial reporting requirements set forth in Section 5.01(a), (b) or (c)), (2) to the extent the consent of the Borrower is required for any assignment, such consent shall be deemed to have been given (except with respect to Disqualified Institutions) if the Borrower has not responded within ten (10) Business Days of a written request for such consent, (3) no approval of the Borrower shall be required with respect to assignment of Loans to another Lender, an Affiliate of any Lender or an Approved Fund and (4) notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time any Disqualified Institutions (unless consented to in writing by the Borrower in its sole discretion) or any natural person.

“Eligible Equity Issuance” shall mean an issuance and sale of Qualified Capital Stock of the Borrower following the Closing Date.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained or contributed to by, or required to be contributed by, a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands) and the land surface.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit or proceeding relating to any investigation, remediation, removal, cleanup, response, corrective action, penalties or other costs (including damages, natural resources damages, contribution, indemnification, cost recovery, compensation or injunctive relief) resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material, (ii) any violation or alleged violation of any Environmental Law, or (iii) any actual or alleged exposure to Hazardous Materials.

“Environmental Law” shall mean all applicable Requirements of Law relating to pollution or protection of the Environment, or to the Release or threatened Release of Hazardous Materials.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting and whether or not represented by a certificate), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided that “Equity Interest” shall not include at any time (i) debt securities convertible or exchangeable into such equity until such debt securities have been converted pursuant to the terms thereof or (ii) Earn-Outs.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by the Borrower of any Equity Interests in the Borrower (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of the Borrower or (b) any contribution to the capital of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of a Lien or any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) of a Group Member or ERISA Affiliate from any Multiemployer Plan; (h) the receipt by any Group Member or any of its ERISA Affiliates of any notice concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or ERISA Affiliate thereof from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (j)  the occurrence of non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Group Member (other than any non-exempt prohibited transaction resulting from any Loan being funded with “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans); or (k) a Foreign Benefit Event.

“Erroneous Payment” shall have the meaning assigned to such term in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Notice” shall have the meaning assigned to such term in Section 9.13(a).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)          interest expense, regularly scheduled payments and any other permanent repayments of Indebtedness paid in cash (other than (i) voluntary prepayments of Loans pursuant to Section 2.10(a) and (ii) prepayments with Excess Cash Flow proceeds) from sources other than the proceeds of long term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) or Equity Issuances;

(b)       Capital Expenditures made from sources other than the proceeds of long term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) that are paid in cash;

(c)        the aggregate amount of payments made in cash by Borrower and its Restricted Subsidiaries from sources other than the proceeds of Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) during such Excess Cash Flow Period (other than Capital Expenditures) and capitalized or otherwise not expensed in accordance with GAAP during such Excess Cash Flow Period;

(d)          the aggregate amount of Consolidated Tax Expense paid in cash with respect to such Excess Cash Flow Period;

(e)        the aggregate amount of consideration paid by Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period with respect to Permitted Acquisitions or other Investments made from sources other than the proceeds of Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) or Equity Issuances (including, without limitation, any purchase price adjustments (including working capital adjustments), deferred purchase consideration, Earn-Out payments (and payments of seller notes converted from Earn-Outs), holdback amounts and indemnity payments with respect thereto) but excluding intercompany Investments and Investments in cash or Cash Equivalents, to the extent paid in cash;

(f)          the absolute value of, if negative, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(g)        the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Borrower and its Restricted Subsidiaries during such period;

(h)       the aggregate amount added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period pursuant to clauses (f) and (s) thereof;

(i)         the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period;

(j)        the aggregate amount of Dividends made in cash made from sources other than the proceeds of Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) or Equity Issuances permitted by Section 6.06 (other than clauses (e), (g), (h) and (i) of Section 6.06), during such Excess Cash Flow Period; and

(k)       to the extent added to determine Consolidated EBITDA pursuant to clause (j) or (l) of the definition of Consolidated EBITDA, such amounts with respect to which no cash payment to Borrower or any of its Restricted Subsidiaries was received during such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i)          if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)         cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii)       any cash payment that was actually received by Borrower or any Restricted Subsidiary during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (k) above during the previous Excess Cash Flow Period; and

(iv)        to the extent subtracted in determining Consolidated EBITDA, all items that did not result in a cash payment by Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period; provided that any such cash payment subsequently made shall be excluded in the calculation of Excess Cash Flow for the subsequent period when made.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other similar acquisition or other investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of any such Permitted Acquisition or other similar acquisition or other investment shall be included in such calculation only from and after the first day of the first full fiscal quarter to commence following the date of the consummation of such Permitted Acquisition or other similar acquisition or other investment and (y) for the purposes of calculating Net Working Capital, the (A) total assets of a target of such Permitted Acquisition or other similar acquisition or other investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition or other investment, which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition or other investment has been consummated) and (B) the total liabilities of Borrower and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition or other investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other similar acquisition or other investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be used in calculating the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other similar acquisition or other investment.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, starting with the fiscal year ending December 31, 2022.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Affiliate” shall have the meaning assigned to such term in Section 10.12.

“Excluded Equity Interests” shall mean Equity Interests (a) in excess of 65% of the Voting Stock issued by any first-tier CFC or CFC Holding Company (for the avoidance of doubt, none of the Equity Interests of any direct or indirect subsidiary of any CFC or CFC Holding Company), (b) in a joint venture which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (c) in any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary or captive insurance entity, (d) with respect to which the cost, burden or consequence of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower, (e) with respect to which a pledge therein is prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party) or impossible or impracticable (as mutually and reasonably determined by the Administrative Agent and the Borrower) to obtain under applicable law and (f) with respect to which a pledge therein would reasonably be expected to result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action.

“Excluded Foreign Subsidiary” shall mean any direct or indirect Foreign Subsidiary of the Borrower.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, (b) any Excluded Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Unrestricted Subsidiary, (e) any not-for-profit Subsidiary, (f) any Excluded U.S. Subsidiary, (g) any captive insurance entity, (h) any special purpose entity, (i) any merger Subsidiary formed in connection with a Permitted Acquisition or other permitted Investment so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or other Investment or dissolved within one hundred twenty (120) days of its formation thereof or such later date as permitted by the Administrative Agent in its reasonable discretion, (j) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation hereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained), (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has or guarantees assumed Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent (but only for so long as) such Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (l) any Subsidiary to the extent the Administrative Agent and the Borrower mutually and reasonably determine the cost or other consequences of providing such a Guarantee is excessive in relation to the value thereof to the Lenders, and (m) any Subsidiary to the extent the Borrower (in consultation with the Administrative Agent) reasonably determines that a Guarantee by such Subsidiary would reasonably be expected to result in a materially adverse tax consequence to a Credit Party; provided that the Borrower shall not be an Excluded Subsidiary.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax to the extent imposed on amounts payable to or for the account of a Recipient under a law, rule, regulation or treaty in effect at the time such Recipient becomes a party or acquires an interest hereto (or designates a new lending office), except (x) to the extent that such Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnity payments with respect to such withholding Tax pursuant to Section 2.15 or (y) if such Recipient is an assignee pursuant to a request by the Borrower under Section 2.16, (c) any Taxes attributable to such Recipient’s failure to comply with Section 2.15(e), and (d) any withholding Tax imposed under FATCA.

“Excluded U.S. Subsidiary” shall mean (a) any direct or indirect Domestic Subsidiary of an Excluded Foreign Subsidiary or (b) any CFC Holding Company or any direct or indirect Subsidiary of a CFC Holding Company; provided that the Borrower shall not be an Excluded U.S. Subsidiary.

“Executive Order” shall have the meaning assigned to such term in Section 3.19.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official governmental interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (together with any Laws implementing such agreements).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Closing Date Fee Letter, dated as of the Closing Date, by and among the Borrower and the Administrative Agent.

“Financial Covenants” shall mean, as of any date of determination, the covenants set forth Section 6.08 which are then in effect as of such date.

“Financial Model” shall mean the financial model and other financial information delivered by the Borrower to the Administrative Agent dated February 11, 2021.

“Financial Officer” of any person shall mean the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“First Lien Net Annual Recurring Revenue Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated First Lien Debt of the Borrower and its Restricted Subsidiaries on such date minus (ii) Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $20,000,000 to (b) Annual Recurring Revenue of the Borrower and its Restricted Subsidiaries as of such date, in each case on a Pro Forma Basis (other than (a)(ii)).

“Fixed Incremental Amount” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Casualty Event” has the meaning specified in Section 2.10(h).

“Foreign Disposition” has the meaning specified in Section 2.10(h).

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension maintained or contributed to by (or required to be contributed to by) any Group Member with respect to employees employed outside the United States.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement sponsored, maintained or contributed to by (or required to be contributed to by) any Group Member with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis other than as expressly set forth herein.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Group Members” shall mean the Borrower and its Restricted Subsidiaries; and “Group Member” shall mean any one of them.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Borrower and the Subsidiary Guarantors.

“Guarantors” shall mean each of the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; friable asbestos or friable asbestos‑containing materials; radon or any other radioactive materials including any source, special nuclear or by‑product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant subject to regulation under any Environmental Laws due to their dangerous or deleterious properties or characteristics, or which can give rise to liability under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Historical Financial Statements” shall mean (i) audited consolidated balance sheets and related statements of income and cash flows of Punchh Inc. and its Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 and (ii) management reviewed unaudited consolidated balance sheets and related statements of income and cash flows of Punchh Inc. and its Subsidiaries for the period ended December 31, 2020.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower that the Borrower designates in writing (including via email) to the Administrative Agent as an “Immaterial Subsidiary”; provided that, as of the date of the last financial statements delivered or required to be delivered on or prior to the date of such designation pursuant to Section 5.01(a) or (b), (a) the Consolidated Total Assets attributable to all such Subsidiaries shall not be in excess of 5.0% of Consolidated Total Assets as of such date, (b) the Annual Recurring Revenue attributable to all such Subsidiaries shall not be in excess of 5.0% of total Annual Recurring Revenue of the Group Members on a consolidated basis as of such date, and (c) any such Restricted Subsidiary shall not own or license any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries; provided, further, that in each case, the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition.  If the Consolidated Total Assets or total revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Restricted Subsidiary (or in such other order as the Borrower may elect in its sole discretion), the number of Restricted Subsidiaries that are at such time designated as Immaterial Subsidiaries shall automatically be deemed to no longer be designated as Immaterial Subsidiaries until the threshold amounts in the preceding sentence are no longer exceeded (as reasonably determined by the Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries.

“Impacted Loans” shall have the meaning assigned to such term in Section 2.11(c).

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Incremental Lender that agrees to provide any portion of the Incremental Facilities being incurred pursuant thereto.

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Lender” shall mean a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Loans” shall have the meaning assigned to such term in Section 2.20(c)(i).

“Incurrence Ratio” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others (excluding prepaid interest thereon) secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed by such person, but limited to, to the extent that such Indebtedness is recourse only to such property (and not to such person), the lower of (x) fair market value of such property as determined by such person in good faith and (y) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person to the extent classified as indebtedness under GAAP (for the avoidance of doubt, lease payments under any operating leases (other than Capital Leases recorded as capitalized leases in accordance with GAAP as in effect on December 31, 2018) shall not constitute Indebtedness); (g) all Hedging Obligations to the extent required to be reflected as a liability on the balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP, (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person, whether or not contingent, in respect of Disqualified Capital Stock of such person, valued at, in the case of redeemable preferred capital stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such capital stock plus accrued and unpaid dividends; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness shall not include: (a) trade accounts payable, (b) accrued obligations incurred in the ordinary course of business, (c) purchase price adjustments and Earn‑Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming due and payable), (d) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are permitted hereby), (e) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, including tax accruals, (f) deferred rent obligations, taxes and compensation, (g) customary payables with respect to money orders or wire transfers, (h) customary obligations under employment arrangements, (i) operating leases (including for the avoidance of doubt any lease, concession or license treated as an operating lease under GAAP), (j) obligations in respect of any license, permit or other approval arising in the ordinary course of business, and (k) any obligations attributable to the exercise of appraisal rights and the settlement or resolution of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document other than Excluded Taxes and (b) to the extent not described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intellectual Property Rights” shall mean any intellectual property rights and other proprietary rights recognized in any jurisdiction in the world associated with (a) patents and patent applications (and any patents that issue as a result of those patent applications), including such rights in invention disclosures, (b) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, including such rights in original works of authorship in any medium of expression, whether or not published, (c) the protection of knowhow, trade and industrial secrets and proprietary and confidential information, (d) other proprietary rights related to Technology, (e) logos, trademarks, trade names, service marks, including such rights in business names, brand names, certification marks, trade dress, slogans, Domain Names, and any other protected indicia of commercial source or origin,  and any goodwill associated with the foregoing, (f) analogous rights to those set forth above, (g) divisions, continuations, continuations in part and counterparts claiming priority therefrom, renewals, reissuances, provisionals and extensions of the foregoing (as applicable), and  (i) claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing.

“Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, or otherwise required to be executed pursuant to the terms hereof, among the Administrative Agent, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Borrower and the Guarantors, in each case, on terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Interest Election Request” shall mean a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D or such other form (including any form on an electronic platform or electronic transmission system) as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of each Borrower.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if agreed to by all relevant Lenders, twelve months or any shorter period) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the nearest preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond, in the case of any Eurodollar Loan, the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit E, with such amendments as may be reasonably and mutually agreed between the Administrative Agent and the Borrower.

“Junior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a junior basis to the Secured Obligations, subject to an Intercreditor Agreement.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Loan or any Refinancing Loan, in each case, that is governed by the terms of this Agreement.

“LCA Election” shall mean the Borrower’s election to test the permissibility of a Limited Condition Acquisition in accordance with the methodology set forth in Section 1.06 by delivering written notice thereof to the Administrative Agent on or after the date that the definitive agreement for such Limited Condition Acquisition is entered into (but prior to the consummation thereof).

“LCA Test Date” shall have the meaning given to that term in Section 1.06.

“Lead Arranger” shall mean Owl Rock Capital Advisors LLC.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” shall mean a Lender with a Commitment or an outstanding Loan.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the London Interbank Offered Rate, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that in the event the screen page displaying such LIBO Rate is unavailable, the LIBO Rate shall be the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to three (3) major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans, for which the LIBO Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right‑of‑way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” shall mean any Permitted Acquisition or other Investment permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is not a simultaneous sign and close transaction; provided that, in the event the consummation of any such Permitted Acquisition or other permitted Investment shall not have occurred on or prior to the date that is ninety (90) days following the signing of the applicable acquisition agreement, such Permitted Acquisition or permitted Investment shall no longer constitute a Limited Condition Acquisition for any purpose (unless otherwise agreed to by the Administrative Agent in its reasonable discretion).

“Liquidity” shall mean, as of any date of determination, the amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date.

“Loan” shall mean a Loan made by Lenders to the Borrower pursuant to Section 2.01, and shall include, unless the context shall otherwise require, any Incremental Loans made pursuant to Section 2.20 after the Closing Date.

“Loan Documents” shall mean this Agreement, any amendments hereto, any Intercreditor Agreement, the Notes (if any), the Security Documents, the Fee Letter (other than for purposes of Section 10.02) and intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Credit Party is party to and any other document designated as such by the Borrower and the Administrative Agent, in each case as amended, amended and restated, restated, supplemented and/or modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Acquisition” shall have the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents (other than due to the action or inaction of the Administrative Agent, the Collateral Agent, the applicable Lenders or any other Secured Party) or (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents. Notwithstanding the foregoing, for purposes of any representations and warranties in the Loan Documents with respect to the Borrower and any of its Subsidiaries to be made on the Closing Date, “Material Adverse Effect” shall mean Material Adverse Effect (as defined in the Closing Date Acquisition Agreement).

“Material Property” shall mean all Real Property owned in fee in the United States by any Credit Party, in each case, with a fair market value of $7,500,000 (or $10,000,000 in the aggregate for all such Real Property) or more, as determined (i) with respect to any Real Property owned by any Credit Party on the Closing Date, as of the Closing Date, and (ii) with respect to any Real Property acquired by a Credit Party after the Closing Date, as of the date of such acquisition; provided that, “Material Property” shall not include any portion of Real Property owned in fee that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”.

“Maturity Date” shall mean (x) with respect to any Loans the maturity date of which has not been extended pursuant to Section 2.21, April 8, 2025 or, if such date is not a Business Day, the first Business Day preceding such date, and (y) with respect to any Extended Tranche of Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Maximum Incremental Facilities Amount” shall mean:

(i)          (A) an aggregate amount equal to $25,000,000, plus (B) the amount of any voluntary prepayments of any Loans and any Incremental Facility (it being understood that any such voluntary prepayment financed with the proceeds of Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(B)), plus (C) payments required by Sections 2.16(b)(B) or 10.02(e)(i), in each case to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries (the “Fixed Incremental Amount”); provided that, at the Borrower’s option, capacity under clause (i)(B) of the Fixed Incremental Amount shall be deemed to be used prior to the capacity under clause (i)(A) of the Fixed Incremental Amount), plus

(ii)       an unlimited amount so long as, on a Pro Forma Basis as of the applicable date of determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility and any Permitted Acquisition or other permitted Investment consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments (but excluding the proceeds of such Incremental Facility in any cash or cash equivalents formulation), the First Lien Net Annual Recurring Revenue Leverage Ratio shall not exceed 2.10 to 1.00 (the “Incurrence Ratio”); provided that (w) the Incurrence Ratio, as so calculated, shall be permitted, to exceed the applicable level set forth above to the extent of any Incremental Facilities incurred in reliance on the Fixed Incremental Amount concurrently with the incurrence of any Incremental Facility pursuant to this clause (ii); (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), any use of such Incremental Facilities to prepay Consolidated First Lien Debt shall be given pro forma effect and (y) to the extent the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, Consolidated First Lien Debt and Annual Recurring Revenue, as applicable, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a Pro Forma Basis, only (i) in the case of Consolidated First Lien Debt, as of the date, and (ii) with respect to Annual Recurring Revenue, for the Test Period most recently ended prior to the date, in each case on which the relevant agreement with respect to such Limited Condition Acquisition is entered into as if the Limited Condition Acquisition had occurred on such date.  For the avoidance of doubt, any amounts incurred in reliance on the Fixed Incremental Amount as an Incremental Facility shall thereafter reduce the amount of Incremental Facilities that may be incurred in reliance thereon.  For the avoidance of doubt, (I) the Borrower may elect to use this clause (ii) regardless of whether the Borrower has capacity under the Fixed Incremental Amount, (II) the Borrower may elect to use this clause (ii) prior to using the Fixed Incremental Amount, and if both clause (ii) and the Fixed Incremental Amount are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use this clause (ii) prior to using any amount available under the Fixed Incremental Amount and (III) loans may be incurred under clauses (i) and (ii) above, and proceeds from any such incurrence under clauses (i) and (ii) above, may be utilized in a single transaction or series of related transactions by, at the Borrower’s option, first calculating the incurrence under clause (ii) above (without inclusion of any amounts to be utilized pursuant to clause (i)) and then calculating the incurrence under clause (i)(B) above (without inclusion of any amounts to be utilized pursuant to clause (i)(A)), as applicable; provided that solely for the purpose of calculating the Total Net Annual Recurring Revenue Leverage Ratio to determine the availability under any Incremental Facility at the time of incurrence, any cash proceeds from an Incremental Facility being incurred at such test date in calculating such Total Net Annual Recurring Revenue Leverage Ratio shall be excluded.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Borrowing Amount” shall mean

(a)          in the case of Eurodollar Loans, $250,000; and

(b)          in the case of ABR Loans, $250,000.

“MNPI” shall have the meaning assigned to such term in Section 10.01(f)(i).

“Moody’s” shall mean Moody’s Investors Service Inc.

“Mortgage” shall have the meaning assigned to such term in Section 5.10(c)(ii).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA which is subject to Title IV of ERISA (a) to which any Group Member is then making or accruing an obligation to make contributions or (b) with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean:

(a)         with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non‑cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar Taxes and the Borrower’s good faith estimate of Taxes paid or payable in connection with such sale or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such Taxes are no longer required to be paid or payable, such amounts then constitute Net Cash Proceeds)), (ii) amounts required to repay or return customer deposits required to be repaid or returned upon such Asset Sale, (iii) amounts reasonably required to be provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn‑out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Loan Documents at the time of such sale and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties);

(b)         with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar Taxes and the Borrower’s good faith estimate of Taxes paid or payable in connection with such Casualty Event or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such Taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds));

(c)       with respect to any issuance or sale of Equity Interests by the Borrower or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon the repatriation of any such proceeds to a Group Member after taking into account any available tax credits or deductions), fees, commissions, costs and other expenses incurred in connection therewith; and

(d)        with respect to any Debt Issuance by the Borrower or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon repatriation of the proceeds to a Group Member after taking into account any available tax credits or deductions), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non‑Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders or more than 50% of the affected Lenders, as applicable.

“Non‑Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Equity Cure contributions, was not otherwise included as an Equity Cure Contribution in the calculation of the Total Net Annual Recurring Revenue Leverage Ratio for purposes of determining compliance with the Financial Covenants, (d) [reserved], and (e) was not previously applied to finance, fund or otherwise constitute all or a portion of the purchase price of a “Permitted Acquisition”.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit F.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03(a).

“Obligations” shall mean obligations of the Borrower and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium (including the Applicable Prepayment Premium), if any, and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents.

“OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by‑laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced by any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Owl Rock” shall have the meaning assigned to such term in the preamble.

“Paid in Full”, “Pay in Full” or “Payment in Full” shall mean, with respect to any Obligations, Secured Obligations or Guaranteed Obligations, as applicable, the payment in full in cash of all such Obligations, Secured Obligations or Guaranteed Obligations, as applicable (other than contingent indemnification obligations or unasserted expense reimbursement obligations.

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(iii).

“Patriot Act” shall have the meaning assigned to such term in Section 3.19.

“Payment Block” shall mean any of the circumstances described in Section 2.10(h).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any transaction or series of related transactions by the Borrower or any of its Restricted Subsidiaries for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting an entire line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction; or (c) a merger or consolidation or any other combination with any Person (so long as a Credit Party (including for the avoidance of doubt (except in the case of a merger, consolidation or other combination involving the Borrower) any such Person that becomes a Credit Party upon the consummation of such merger, consolidation or other combination), to the extent such Credit Party is a party to such merger, consolidation or other combination, is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders:

(i)        no Event of Default shall have occurred and be continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition (or in the case of a Limited Condition Acquisition, subject to Section 1.06, no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition);

(ii)       subject to Section 1.06, immediately before and after giving effect to such transaction on a Pro Forma Basis (assuming that such transaction and all other Permitted Acquisitions consummated since the first day of the relevant Test Period ending on or prior to the date of such transaction had occurred on the first day of such relevant Test Period), the Borrower shall be in compliance with the Financial Covenants; provided that, such Pro Forma Basis calculation shall give effect  to the sale of any assets (including the exclusion of any historical performance thereof) to be  sold substantially concurrently with such Permitted Acquisition pursuant to Section 6.05(f)¸but, for the avoidance of doubt, such Pro Forma Basis calculation shall give effect to any cash received by the Company and its Restricted Subsidiaries in connection with the sale of such assets;

(iii)     immediately after giving effect to such transaction, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 6.11;

(iv)       any such newly created or acquired Restricted Subsidiary or property shall either (x) to the extent required by Section 5.10 or Section 5.11, as applicable, become a Credit Party and comply with the requirements of Section 5.10 or become part of the “Collateral” and be subject to the requirements of Section 5.11, or (y) if any such newly created or acquired Restricted Subsidiary does not become a Credit Party and comply with the requirements of Section 5.10 or such assets do not become part of the “Collateral”, Total Consideration paid in connection with such purchase or acquisition and all other such purchases or acquisitions described in this clause (y) shall not exceed $17,500,000 in the aggregate;

(v)          with respect to any Permitted Acquisition with a total consideration in excess of $25,000,000 (any such Permitted Acquisition, a “Material Acquisition”), such acquisition shall not be consummated pursuant to a tender offer that is not supported by the board of directors of the Person to be acquired and the board of directors of any such Person shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)       with respect to any Material Acquisition, receipt by Administrative Agent of drafts of the material acquisition documents at least five (5) days prior to the closing of such acquisition or such shorter period as Administrative Agent may reasonably accept (with executed copies thereof provided to Administrative Agent as soon as available), and with respect to any Permitted Acquisition that is not a Material Acquisition, executed copies of the material acquisition documents promptly following the date that they are made available to the Borrower;

(vii)        with respect to any Material Acquisition, delivery to Administrative Agent at least five (5) days prior to the closing of such acquisition or such shorter period as Administrative Agent may reasonably accept of, solely to the extent readily available, (i) a description of the proposed acquisition and material and customary legal and business diligence reports (on a non-reliance basis), (ii) summary historical annual audited and quarterly unaudited financial statements (including a balance sheet, income statement and cash flows statement) of the target for the previous twelve (12) month period, (iii) pro forma forecasted balance sheets, income statements, and cash flow statements of the Borrower and its Subsidiaries, all prepared on a basis consistent with the Borrower’s historical financial statements, subject to adjustments to reflect projected consolidated operations following the acquisition, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed acquisition, on a month by month basis, and (iv) a quality of earnings report from a firm of regionally recognized standing or otherwise reasonably acceptable to Administrative Agent; provided that, with respect to any Permitted Acquisition that is not a Material Acquisition, to the extent any of the items set forth in (i) – (iv) of this clause (vii) are available, the Borrower shall provide (or cause to be provided) such items promptly following the date that they are made available to the Borrower; and

(viii)      with respect to any Material Acquisition, the Borrower shall have delivered to Administrative Agent, on or prior to the date of the consummation of each Permitted Acquisition, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying that all the requirements in clauses (i), (ii), (iii) and (v) above have been met or will be satisfied on or prior to the consummation of such acquisition.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower or any other Credit Party and guarantees with respect thereto by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of the Borrower or its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans, Incremental Loans or Refinancing Loans, and (iii) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, expenses, commissions, underwriting discounts and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(d) or (e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Borrower and the Administrative Agent) to the Lenders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) if any Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modified, refinanced, refunded, renewed, replaced or extended Indebtedness shall also be unsecured, and if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured on a junior basis to the Loans, such modified, refinanced, refunded, renewed, replaced or extended Indebtedness shall also be secured on a junior basis to the Loans, and (f) neither the Borrower nor any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower or any other Credit Party and guarantees with respect thereto by any Credit Party; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans, Incremental Loans or Refinancing Loans.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA which is maintained or contributed to by (or required to be contributed to by) any Group Member or with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 10.01(e).

“Privacy, Data Security and Consumer Protection Laws” shall mean all applicable Laws, regulations, and legally binding guidelines concerning the collection, receiving, processing, handling, disposal, privacy, protection, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing of Protected Information.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Pro Forma Balance Sheet” shall have the meaning assigned to such term in Section 3.04(a).

“Pro Forma Basis” shall mean, with respect to the calculation of all financial ratios and tests (including the First Lien Net Annual Recurring Revenue Leverage Ratio and the amount of Consolidated Total Assets and Annual Recurring Revenue) contained in this Agreement (other than for purposes of calculating Excess Cash Flow), in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and/or during the period immediately following such period and prior to or substantially concurrently with the events for which the calculation of any such ratio or test is made (including such event itself), including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and/or all other Subject Transactions that have been consummated during the relevant period, in each case as certified on behalf of the Borrower by a Financial Officer of the Borrower, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Subject Transaction (including the Subject Transaction(s) for which the calculation of any such ratio or test is made and any other substantially concurrent Subject Transaction(s)), and/or all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto.  Pro Forma Basis calculations shall give effect to the sale of any assets (including the exclusion of any historical performance thereof) to be sold substantially concurrently with the consummation of a Permitted Acquisition pursuant to Section 6.05(f), but, for the avoidance of the doubt, such Pro Forma Basis calculations shall give effect to any cash received by the Company and its Restricted Subsidiaries in connection with the sale of such assets.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in a manner consistent with the definition of “Consolidated EBITDA” in good faith by a Financial Officer of the Borrower (as set forth in a certificate of such Financial Officer delivered to the Administrative Agent) (including adjustments for the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period with respect to “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies that are reasonably anticipated by the Borrower (as reasonably determined by the Borrower in good faith and certified by a Financial Officer of the Borrower) to be realized after any acquisition (including the commencement of activities constituting a business) or disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), and/or any other operational change (including, to the extent applicable, in connection with the Transactions or any restructuring) within 12 months after such period, in each case, whether such action has been taken or is reasonably expected to be taken (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating improvements and initiatives had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) for the avoidance of doubt, with respect to operational changes that are not associated with any acquisition or disposition, the “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies associated with such operational change shall be limited to those that are reasonably anticipated by the Borrower to be realized after the date on which such operational change is planned or otherwise identified by the Borrower in good faith within 12 months after such period, (ii) to the extent that such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are no longer anticipated by the Borrower to be realized following the relevant acquisition, disposition or operational change or, in the case of operational changes that are not associated with an acquisition or disposition, after the date on which such operational change is planned or otherwise identified by the Borrower in good faith, in each case, within 12 months after such period, such amounts shall no longer be added back to Consolidated EBITDA, and (iii) amounts added back to Consolidated EBITDA pursuant to this paragraph of the definition of “Pro Forma Basis” (taken together with (i) cash Charges added back to Consolidated EBITDA pursuant to clause (m) and clause (n) and (ii) addbacks pursuant to clause (f)(y) of Consolidated EBITDA) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined prior to giving effect thereto).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower may designate.

“Projections” shall have the meaning assigned to such term in Section 3.13(a).

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Protected Information” shall mean, any information that: (i) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank account number, biometric identifiers, persistent identifiers including IP address; as well as medical, health or insurance information; or (ii) is “personal information”, “personal data” or similar defined term protected by one or more of the applicable Privacy, Security and Consumer Protection Laws.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, any charges, expenses, costs, accruals, reserves, payments, fees and expenses or loss of any kind relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Public Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred no later than 180 days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (ii) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (iii) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Rate Charges” shall have the meaning assigned to such term in Section 10.14.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recurring Revenue Covenant” shall have the meaning assigned to such term in Section 8.03(a).

“Recurring Revenue Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Recurring Revenue Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Recipient” shall mean any Agent and any Lender, as applicable.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Commitments” shall mean one or more Tranches of Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Loans” shall mean one or more Tranches of Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S‑X” shall mean Regulation S‑X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(j).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, controlling Persons, advisors, and representatives of such Person and of such Person’s Affiliates, provided that “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment.

“Required Debt Terms” shall mean in respect of any Indebtedness, the following requirements: (i) such Indebtedness (x) does not have a maturity date or have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments and excess cash flow and indebtedness sweeps), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred and (y) does not have a shorter Weighted Average Life to Maturity than the Loans, (ii) such Indebtedness is not guaranteed by any Subsidiaries of the Borrower that are not Guarantors, (iii) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement, (iv) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral (unless such Indebtedness is incurred by a Restricted Subsidiary that is not a Credit Party), (v)  any such Indebtedness that is payment subordinated shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower, (vi) solely with respect to Permitted Pari Passu Refinancing Debt and Junior Secured Indebtedness, the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms, customary cushions to the covenants and financial covenants (which shall be applied for Junior Secured Indebtedness), and provisions which shall be determined by the Borrower) are substantially identical to the Borrower and its Subsidiaries (when taken as a whole) to the terms and conditions of this Agreement (when taken as a whole), or (when taken as a whole) are less favorable to the Lenders providing such Indebtedness (as determined by the Borrower in good faith) (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date, or that are added to this Agreement for the benefit of the Lenders hereunder or that reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance of such Indebtedness (as determined by the Borrower in good faith) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness or a materially more restrictive term is provided for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent if such financial covenant or other terms are added to this Agreement) and (vii) solely with respect to Indebtedness incurred pursuant to Sections 6.01(r) and (s) and Permitted Unsecured Refinancing Debt, shall for purposes of mandatory prepayments not be treated more favorably than the existing Loans; provided, further, that a certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and Commitments.

“Requirements of Law” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer (including, without limitation, the president, any vice president, secretary and assistant secretary), any authorized person or Financial Officer of such Person and any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of McGraw Hill Companies, Inc.

“Sale Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property (or use such property through the lease of an Affiliate) or other property that it intends to use (other than any such arrangement between Credit Parties or between Restricted Subsidiaries that are not Credit Parties); provided that (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within 180 days of the disposition of such property.

“Sanctions” shall have the meaning assigned to such term in Section 3.20.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Annual Recurring Revenue Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated Secured Debt of the Borrower and its Restricted Subsidiaries on such date minus (ii) Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $20,000,000 to (b) Annual Recurring Revenue of the Borrower and its Restricted Subsidiaries as of such date, in each case on a Pro Forma Basis (other than (a)(ii)).

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) the Lenders and (iv) each other Agent.

“Securities Account” shall have the meaning assigned to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean one or more security agreements by and among one or more of the Credit Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Secured Obligations.

“Security Agreement Collateral” shall mean all property pledged or granted, or purported to be pledged or granted, as collateral pursuant to a Security Agreement, including, without limitation, as required pursuant to Section 5.10 or Section 5.11 and in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreements, the Mortgages (if any) and each other security document or pledge agreement delivered in accordance with applicable local law to grant a valid, perfected security interest in any property as Collateral for the Secured Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as Collateral for the Secured Obligations.

“Senior Notes Indebtedness” shall mean (i) the Borrower’s 2.875% Convertible Senior Notes due 2026 and (ii) the Borrower’s 4.500% Convertible Senior Notes due 2024.

“Senior Representative” shall mean the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solvent” shall mean, (i) the Fair Value of the assets of Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.  For purposes hereof, (i) “Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act, (ii) “Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated, (iii) “Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the transactions to occur on the date hereof, determined in accordance with GAAP consistently applied, (iv) “Will be able to pay their Liabilities as they mature” shall mean for the period from the date hereof through the Maturity Date, Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity, and (v) “Do not have Unreasonably Small Capital” shall mean Borrower and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

 “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subject Transaction” shall mean any (a) disposition of all or substantially all of the assets of or all of the Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business (including, without limitation, a product line) or division of the Borrower or any of the Restricted Subsidiaries, in each case to the extent permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder that results in a Person becoming a Subsidiary, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (e) incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment or (f) any non-ordinary course restructurings, cost savings and similar initiatives, operating improvements and synergy realizations (solely to the extent permitted to be added back pursuant to the definition of Consolidated EBITDA or Pro Forma Basis).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable; provided that such terms of subordination and the intercreditor documentation with respect thereto, are reasonably acceptable to the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent’s in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower that is or becomes pursuant to Section 5.10 a party to this Agreement; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be a Subsidiary Guarantor.

“Tax Group” shall have the meaning assigned to such term in Section 6.06(b).

“Tax Return” shall mean all returns, statements, declarations, reports, filings, attachments and other documents or certifications required to be filed in respect of Taxes, including any amendments thereof.

“Tax Withholdings” shall have the meaning assigned to such term in Section 2.15(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, at any time, subject to Section 1.06, (x) for purposes of calculating Annual Recurring Revenue, the last day of the fiscal quarter of the Borrower then last ended and (y) for all other purposes, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period), in each case, for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b).

“Total Consideration” shall mean (without duplication), with respect to any Permitted Acquisition, the sum of (a) cash paid as consideration to the seller in connection with such Permitted Acquisition (other than Earn‑Outs), plus (b) Indebtedness for borrowed money payable to the seller in connection with such Permitted Acquisition (other than Earn‑Outs), plus (c) the present value of future payments which are required to be made over a period of time and are not contingent upon the Borrower or any of its Restricted Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at ABR), plus (d) the amount of Indebtedness for borrowed money assumed in connection with such Permitted Acquisition, minus (e) the aggregate principal amount of equity contributions made to the Borrower the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition, minus (f) any cash and Cash Equivalents on the balance sheet of the target entity acquired as part of the applicable Permitted Acquisition, minus (g) all transaction costs incurred in connection therewith; provided that Total Consideration shall not include any consideration or payment (y) paid by the Borrower or its Restricted Subsidiaries directly in the form of Equity Interests of the Borrower (or any direct or indirect parent company thereof) (other than Disqualified Capital Stock) or (z) funded by cash and Cash Equivalents generated by any Excluded Subsidiary.

“Total Net Annual Recurring Revenue Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated Total Funded Indebtedness of the Borrower and its Restricted Subsidiaries on such date minus (ii) Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $20,000,000 to (b) Annual Recurring Revenue of the Borrower and its Restricted Subsidiaries as of such date, in each case on a Pro Forma Basis (other than (a)(ii)).

“Tranche” shall mean each tranche of Loans and/or Commitments available hereunder.  On the Closing Date there shall be one tranche, comprised of the Loans.

“Transaction Documents” shall mean the Closing Date Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Closing Date Acquisition Documents and the Loan Documents; the execution, delivery and performance of the Closing Date Acquisition Documents, the Loan Documents and the initial Borrowings hereunder; the Closing Date Refinancing; and the payment of all fees, costs and expenses owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

 “Type” when used in reference to any Loan or Borrowing, shall mean a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of unrestricted cash and Cash Equivalents held in Deposit Accounts or Securities Accounts of the Borrower and its Restricted Subsidiaries (whether or not held in an account pledged to the Administrative Agent) that is free and clear of all Liens other than (i) Liens created by the Loan Documents or (ii) other Liens permitted hereunder; provided that any such Liens are subordinated to or pari passu with the Liens in favor of the Administrative Agent or Collateral Agent (and perfected to no greater extent than the Liens on such cash and Cash Equivalents in favor of the Administrative Agent).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that the Borrower designates such Subsidiary an Unrestricted Subsidiary in a notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, and (c) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clauses (a) and (b) above, (i) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the investment therein and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation, (ii) no Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary), (iii) immediately after giving effect to any such designation, on a Pro Forma Basis (including, for the avoidance of doubt, giving pro forma effect to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary), as of the date of determination and for the applicable Test Period, the First Lien Net Annual Recurring Revenue Leverage Ratio does not exceed 1.60 to 1.00, and (iv) no Subsidiary of the Borrower that exists as of the Closing Date shall be permitted to be designated as an Unrestricted Subsidiary.

The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (a) no Event of Default shall have occurred and be continuing or would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y)) and (b) immediately after giving effect to any such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y)), on a Pro Forma Basis, as of the date of determination and for the applicable Test Period, the Total Net Annual Recurring Revenue Leverage Ratio does not exceed 1.60 to 1.00.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the fair market value at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary (solely for purposes of Section 6.03(q)).  Notwithstanding anything herein to the contrary, the annual recurring revenue (defined in a manner consistent with Annual Recurring Revenue) of the Unrestricted Subsidiaries shall not in the aggregate represent in excess of 5.0% of the Annual Recurring Revenue of the Group Members on a consolidated basis as of any date.  Notwithstanding anything else to the contrary, (I) no Subsidiary may be designated as an Unrestricted Subsidiary if (i) such designated Unrestricted Subsidiary shall directly or indirectly own any equity or debt of, or hold a Lien on any property of, the Borrower or any Person that will remain a Restricted Subsidiary, (ii) the Borrower or any other Person that will remain a Restricted Subsidiary shall be directly or indirectly liable for Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment to be accelerated or payable prior to its stated maturity thereof upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of such Unrestricted Subsidiary (including any right to take enforcement actions against such Unrestricted Subsidiary) and (II) no Unrestricted Subsidiary shall develop (or own) any Intellectual Property that is material to the Credit Parties, or, to the extent any Unrestricted Subsidiary develops (or owns) such material Intellectual Property, (A) such Intellectual Property will be transferred to a Restricted Subsidiary as soon as is reasonably practicable (in the good faith determination of the Borrower) after the determination that such Intellectual Property is material or (B) such Unrestricted Subsidiary is designated as a Restricted Subsidiary as soon as is reasonably practicable (in the good faith determination of the Borrower) after the determination that such Intellectual Property is material.

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

 “Yield” shall have the meaning assigned to such term in Section 2.20(d).

Section 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03         Terms Generally.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person.  Any Responsible Officer or Financial Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer or Financial Officer, as applicable, on behalf of the applicable Credit Party and not in any individual capacity.

(b)          The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)          Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(d)          For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.04        Accounting Terms; GAAP; Tax Laws.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on December 31, 2018; provided that in the event a change in GAAP occurs, the Borrower may, at its election in its sole discretion and upon notice to the Administrative Agent, until such time as the audited financial statements for such fiscal year are required to be delivered pursuant to Section 5.01(a), prepare any unaudited financial statement to be delivered pursuant to Section 5.01(b) of this Agreement during such fiscal year in accordance with GAAP without giving effect to such change in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, standard or term set forth in any Loan Document but for the operation of the first sentence of this Section 1.04, and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP without giving effect to such change therein.  The Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of each certificate or financial report required hereunder at a time when a change in GAAP is being accounted for differently as between the preparation of financial statements and the calculation of any financial ratio, term or standard hereunder, a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the Financial Covenants as set forth in Section 6.08) that resulted from such differences in the application of the change in GAAP as a result of the foregoing rules of construction.  Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.  Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

Notwithstanding anything to the contrary herein, if since the end of any Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred (including, for the avoidance of doubt, any Subject Transaction whose permissibility is being tested and any substantially concurrent Subject Transactions) or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the end of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the end of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06 below, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Net Annual Recurring Revenue Leverage Ratio, the Total Net Annual Recurring Revenue Leverage Ratio and the amount of Consolidated EBITDA, Annual Recurring Revenue and Consolidated Total Assets), (x) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (y) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b).

Notwithstanding anything to the contrary herein, (a) to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.01(a) or (b), such calculation shall use the latest financial statements delivered pursuant to Section 4.01(m), and (b) any determination of pro forma compliance with the Financial Covenants for purposes of determining the permissibility under the Loan Documents of any transaction occurring on or prior to the last day of the first full fiscal quarter commencing after the Closing Date shall be made applying the covenant levels applicable to the Test Period ending the last day of the first full fiscal quarter commencing after the Closing Date.

Section 1.05         Resolution of Drafting Ambiguities.  Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06        Limited Condition Acquisition.  Notwithstanding anything to the contrary herein, in the case of the incurrence of any Indebtedness (other than under any Incremental Facilities, which shall remain subject to the terms of Section 2.20 with respect to the impact, if any, of a Limited Condition Acquisition) or Liens or the making of any Permitted Acquisitions or other permitted Investments or fundamental changes in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the relevant ratios and the component amounts thereof (including Consolidated EBITDA, Annual Recurring Revenue, the First Lien Annual Recurring Revenue Leverage Ratio, Total Net Annual Recurring Revenue Leverage Ratio, Consolidated Total Funded Indebtedness or Consolidated Interest Expense (in each case)) (but other than any Financial Covenant under Section 6.08 (other than pro forma compliance with any Financial Covenant as a condition to effecting any transaction)) and baskets shall be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into and effective (and not, for the avoidance of doubt, the date of consummation of any Limited Condition Acquisition) (the “LCA Test Date”), and shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) were consummated on such LCA Test Date (but, for the avoidance of doubt, without giving effect to the cash proceeds of any indebtedness incurred to finance such Limited Condition Acquisition for the purposes of cash netting in the determination of any leverage multiples); provided that, (i) if the Borrower has made an LCA Election, in connection with the calculation of any ratio or basket with respect to the incurrence of any other  Indebtedness or Liens, or the making of any Permitted Acquisitions or other permitted Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes on or following the applicable LCA Test Date and on prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate such transaction) for such Limited Condition Acquisition is terminated or expires, any such ratio or basket shall be calculated on a Pro Forma Basis (I) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (II) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated (in which case such ratios or baskets, as applicable, relating to such subsequent transaction shall be required to be satisfied under both the preceding clauses (I) and (II) to be in compliance with the terms of this Agreement) and (ii) no Event of Default shall exist on the LCA Test Date and no Event of Default under Section 8.01(a), (b), (g) or (h) shall exist the date on which such Limited Condition Acquisition is consummated.

Section 1.07        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08        Deliveries.  Notwithstanding anything herein to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09         Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 1.10         Currency Generally.

(a)          All Loans shall be made in U.S. dollars.

(b)          For purposes of determining compliance with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Borrower or one of its Restricted Subsidiaries is contractually obligated to incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of entering into the contract to incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once contractually obligated to be incurred, entered into, made or acquired, the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(c)          In respect of any relevant period, the exchange rates used in relation to calculating Consolidated Total Funded Indebtedness shall be the weighted average exchange rates used for determining Annual Recurring Revenue (or any component thereof) for the relevant period, provided that if the Borrower or any of its Restricted Subsidiaries has entered into any currency Hedging Agreement in respect of any borrowings, the currency and amount of such borrowings shall be determined by first taking into account the effects of that currency Hedging Agreement.

Section 1.11       Basket Amounts and Application of Multiple Relevant Provisions.  Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Credit Party and its Subsidiaries without limitation for any purpose permitted hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.  For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by the Borrower (solely among baskets within a particular covenant (i.e. within Section 6.01)), other than with respect to Sections 6.06 and 6.09 thereof, in any manner not expressly prohibited by this Agreement, and such Lien, Investment, liquidation, dissolution merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, liquidations, dissolutions, mergers, consolidations, Indebtedness, dispositions, Dividends, Affiliate transactions, contractual requirements or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

ARTICLE II
THE CREDITS

Section 2.01        Commitments.  Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in the principal amount of its Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

Section 2.02         Loans.

(a)          Each Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments.

(b)          Subject to Sections 2.01, 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than, in the case of Loans maintained as Eurodollar Loans, seven (7) Borrowings of such Loans in the aggregate.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 12:00 (noon) New York City time, with respect to Eurodollar Loans, or 1:30 p.m. New York City time, with respect to ABR Loans, and upon receipt of all requested Loan funds, the Administrative Agent shall promptly wire all such requested amounts so received to an account as directed by the Borrower in the applicable Borrowing Request.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03         Borrowing Procedure.  To request the Borrowing on the Closing Date, the Borrower shall deliver, by facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent, a duly completed and executed Borrowing Request to the Administrative Agent, not later than 12:00 p.m., New York City time, (1) one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)          the aggregate amount of such Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)          the location and number of the account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration.  If the Borrower requests a Eurodollar Borrowing but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Evidence of Debt; Repayment of Loans.

(a)       Promise to Repay.  The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b)         Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.  In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c)          Promissory Notes.  Any Lender by written notice to the Borrower may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the form of Exhibit F.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein or its registered assigns.

Section 2.05         Fee Letters.  The Borrower agrees to pay the fees set forth in the Fee Letter at the times and in the manner set forth therein.

Section 2.06         Interest on Loans.

(a)         ABR Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)          Eurodollar Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)          Default Rate.  Notwithstanding the foregoing, (x) upon the occurrence and during the existence of an Event of Default under Sections 8.01(a), (b), (d) (solely with respect to the failure to comply with Section 6.08), (g) or (h), the Obligations hereunder shall bear interest from the date of such Event of Default (after as well as before judgment) at a per annum rate equal to (i) in the case of amounts constituting principal, 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) and Section 2.06(b) or (ii) in the case of any other Obligations that constitute overdue amounts (including overdue interest), 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)         Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)       Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be deemed conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid within the time periods specified herein; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.07        Termination of Commitments.  The Commitments shall automatically terminate upon the funding of the Loans on the Closing Date.

Section 2.08         Interest Elections.

(a)          Generally.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)       Interest Election Notice.  To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent, a duly completed and executed Interest Election Request to the Administrative Agent not later than (x) in the case of an Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing, not later than 12:00 p.m., New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), three (3) Business Days before the proposed effective date of such election and (y) in the case of a conversion of any Borrowing to an ABR Borrowing, not later than 12:00 p.m., New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), one (1) Business Day before the proposed effective date of such election. Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below, as applicable, shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)          Automatic Conversion.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid or prepaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09         Amortization of Loans. No amortization shall be required prior to the Maturity Date. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

Section 2.10         Optional and Mandatory Prepayments of Loans.

(a)       Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay Loans without premium or penalty (except as and to the extent provided in Section 2.10(k) or Section 2.13), subject to the requirements of this Section 2.10; provided that each partial prepayment of any Loans shall be in a multiple of $250,000 and in an aggregate principal amount of at least $250,000.

(b)        Equity Cure Contributions.  Promptly following the receipt of any Equity Cure Contribution with respect to a cure of the Recurring Revenue Covenant, the Borrower shall make prepayments in accordance with Sections 2.10(i) and 2.10(j) in an aggregate principal amount equal to 100% of such Equity Cure Contribution.

(c)         Asset Sales.  Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member (other than any issuance or sale of Equity Interests to or from any Group Member to another Group Member permitted hereunder), the Borrower shall apply an aggregate amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(i) and 2.10(j); provided that:

(i)          no such prepayment shall be required under this clause (c) (A) with respect to any disposition of property which constitutes a Casualty Event, or (B) to the extent the aggregate amount of Net Cash Proceeds from all such Asset Sales, together with all Casualty Events, do not exceed $2,500,000 in any twelve month period (the “Asset Sale/Casualty Event Threshold” and the Net Cash Proceeds in excess of the Asset Sale/Casualty Event Threshold, the “Excess Net Cash Proceeds”); provided that, only such Excess Net Cash Proceeds shall subject to this Section 2.10(c);

(ii)         so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing, such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that the Borrower shall have notified the Administrative Agent on or prior to such date stating that such Excess Net Cash Proceeds are expected to be reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed to be so reinvested, within 15 months (or within 21 months following receipt thereof if a contractual commitment to reinvest is entered into within 15 months following receipt thereof) following the date of such Asset Sale; and

(iii)        if all or any portion of such Excess Net Cash Proceeds that are the subject of a notice delivered pursuant to clause (ii) immediately above is neither reinvested nor contractually committed to be so reinvested within such 15 month period (or is not actually reinvested within such additional six (6) month period, if applicable), such unused portion shall be applied within ten (10) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d)         Debt Issuance.  Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member (or concurrently with the receipt of Net Cash Proceeds of any Debt Issuance by any Group Member in connection with a refinancing facility under Section 2.22), the Borrower shall make prepayments in accordance with Section 2.10(i) and (j) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)        Casualty Events. Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i) and (j); provided that

(i)           no such prepayment shall be required under this clause (e) (A) with respect to any disposition of property which constitutes an Asset Sale, or (B) to the extent the aggregate amount of Net Cash Proceeds from all such Casualty Events, together with Asset Sales, do not exceed the Asset Sale/Casualty Event Threshold; provided that, only such Excess Net Cash Proceeds shall subject to this Section 2.10(e)),

(ii)        so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing, the Borrower shall have notified the Administrative Agent on or prior to such date stating that such proceeds in excess of the Asset Sale/Casualty Event Threshold are expected (x) to be used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, investment or Capital Expenditure), or (y) to be contractually committed to be so reinvested, in each case, no later than 15 months (or within 21 months following receipt thereof if such contractual commitment to reinvest has been entered into within 15 months following receipt thereof) following the date of receipt of such proceeds; and

(iii)         if all or any portion of such Excess Net Cash Proceeds that are the subject of a notice delivered pursuant to clause (i) immediately above is neither reinvested nor contractually committed to be so reinvested within such 15 month period (or is not actually reinvested within such additional six (6) month period, if applicable), such unused portion shall be applied within ten (10) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f)          Excess Cash Flow. No later than ten (10) Business Days after the date on which the financial statements with respect to each fiscal year of the Borrower in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (each such date, an “ECF Payment Date”), the Borrower shall, if and to the extent Excess Cash Flow for such Excess Cash Flow Period exceeds $5,000,000, make prepayments of Loans in accordance with Section 2.10(i) and (j) in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended (for the avoidance of doubt, including the $5,000,000 floor referenced above) minus (B) $5,000,000 minus (C) at the option of the Borrower, the aggregate principal amount of  any Loans or Incremental Loans (or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof), in each case prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(e)(i) (or pursuant to the corresponding provisions of the documentation governing any such Credit Agreement Refinancing Indebtedness), during the applicable Excess Cash Flow Period (or, at the option of the Borrower and without duplication, after such Excess Cash Flow Period and prior to such ECF Payment Date), and in the case of all such prepayments or buybacks, to the extent that (1) such prepayments or buybacks were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries and (2) such prepayment or buybacks did not reduce the amount required to be prepaid pursuant to this Section 2.10(f) in any prior Excess Cash Flow Period (such payment, the “ECF Payment Amount”).

(g)          [Reserved].

(h)        Notwithstanding the foregoing, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (or a U.S. Subsidiary of a Foreign Subsidiary) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (or a U.S. Subsidiary of a Foreign Subsidiary) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to clause (c), (e) or (f) are or is prohibited, restricted or materially delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material liability for the applicable Subsidiary or its directors or officers (or gives rise to a material breach of fiduciary or statutory duties by any director or officer), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event, in each case giving rise to a prepayment event pursuant to clause (c), (e) or (f) would result in material adverse tax consequences, the Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary. The non‑application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default and such amounts shall be available for working capital purposes of the Borrower and its Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after the Borrower has notified the Administrative Agent of the existence of such Payment Block.

(i)       Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(j), subject to the provisions of this Section 2.10(i).  Subject to Section 2.10(k) below, all optional prepayments will be applied pro rata amongst each Tranche of outstanding Loans and, within each Tranche, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).  Any prepayments pursuant to Section 2.10(b), (c), (d), (e) and (f) (or any equivalent provision applicable to any Tranche of Loans extended hereunder after the Closing Date), shall be applied pro rata amongst each Tranche of outstanding Loans and, within each Tranche, first, to accrued interest and fees with respect to Loans being prepaid and second, to reduce the remaining principal amount of the Loan.

Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.10(c), (e) or (f), the Borrower may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Pari Passu Refinancing Debt and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 2.10(c), (e) or (f) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the denominator of which is the sum of the outstanding principal amount of Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the outstanding principal amount of such Applicable Other Indebtedness required to be prepaid pursuant to the corresponding provisions of such Applicable Other Indebtedness.

(j)          Notice of Prepayment.  The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayments of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time three (3) Business Days before the date of prepayment (or such later time as may be agreed by the Administrative Agent) and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m. New York City time two (2) Business Days prior to the date of prepayment (or such later time as may be agreed by the Administrative Agent).  Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of prepayment at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Each such notice shall specify the Borrowing to be repaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.  Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (c), (d) (other than mandatory prepayments with the proceeds of Credit Agreement Refinancing Indebtedness), (e) and (f) of this Section 2.10 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 3:00 p.m. one (1) Business Day prior to the date of such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans.  Any Declined Proceeds may be retained by the Borrower or otherwise applied as directed by the Borrower.

(k)          Loan Call Protection.

(i)        All (i) optional prepayments of the Loans pursuant to Section 2.10(a) and (ii) all mandatory prepayments and repayments of the Loans pursuant to Sections 2.10(c) (except for mandatory prepayments in connection with a Casualty Event), (d) or (e) or (iii) otherwise following any acceleration of the Obligations, in each case, made or required to be made prior to the third anniversary of the Closing Date (whether before or after an Event of Default, an acceleration of the Obligations or the commencement of any bankruptcy or insolvency proceeding), shall be subject to a premium (to be paid to the Administrative Agent for the benefit of the Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Loans) equal to the Applicable Prepayment Premium.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Non-Consenting Lender is replaced pursuant to Section 10.02(e) due to such Lender’s failure to approve a consent, waiver or amendment, as the case may be, such Non-Consenting Lender shall be entitled to receive a premium in connection with such replacement or prepayment in the amount that would have been payable in respect of the Loans of such Non-Consenting Lender, as applicable, under this clause (k) had such Loans been the subject of a voluntary prepayment at such time.  On or after the third anniversary of the Closing Date, no premiums shall be payable pursuant to this Section 2.10(k) in connection with any prepayments of the Loans.  The Applicable Prepayment Premium shall be fully earned and payable with respect to the full outstanding principal amount of the Loans at the time of any acceleration or commencement of any bankruptcy or insolvency proceeding or termination prior to the third anniversary of the Closing Date.  The Applicable Prepayment Premium, if any, shall constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof, any Applicable Prepayment Premium payable shall be presumed to by the liquidated damages sustained by each Lender as the result of the early termination and/or repayment of the Loans and Borrower agrees that it is reasonable under the circumstances currently existing.

(ii)         [Reserved.]

(iii)      The Applicable Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure  (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means).  THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF THE LOANS.  Borrower expressly acknowledges: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and  (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.10(k).  Borrower expressly acknowledge that their agreement to pay the Applicable Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

Section 2.11         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

(b)          the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders (which determination shall be deemed presumptively correct absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan; or

(c)          the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (collectively with the Loans described in clauses (a) and (b) above, the “Impacted Loans”);

then, subject to the second paragraph of the definition of “LIBO Rate”, the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent within five (5) Business Days after such situation ceases to exist), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower notifies the Administrative Agent that either (i) the circumstances set forth in clauses (a) through (c) of this Section 2.11 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clauses (a) through (c) of this Section 2.11 have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate or LIBOR, as applicable, shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent shall (in consultation with the Borrower) endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged loans in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that, in the event that the proposed alternate rate of interest to the LIBO Rate is not consistent with the then prevailing market convention for determining a rate of interest for leveraged loans in the United States at such time, the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period).  To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Borrower).  From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Loan shall be ineffective; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this paragraph, then clauses (x) and (y) of this sentence shall apply during such period only if the LIBO Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

Section 2.12         Yield Protection.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)          subject the Administrative Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Administrative Agent or Lender in respect thereof (in each case, except for (A) Indemnified Taxes or (B) Excluded Taxes); or

(iii)       impose on the Administrative Agent or any Lender or the London interbank market any other condition, cost or expense (other than any Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting or maintaining any Eurodollar Loan or any other Loan in the case of clause (ii) (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount), then, upon written request of the Administrative Agent or such Lender, as applicable, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender determines (in good faith, in its reasonable discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, if any, for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of the Administrative Agent or a Lender, as applicable, setting forth the amount or amounts necessary to compensate the Administrative Agent or such Lender or their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section 2.12, and setting forth in reasonable detail the calculation of the amount owed and the basis for the claim shall be delivered to the Borrower and shall be deemed presumptively correct absent manifest error.  The Borrower shall pay the Administrative Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of the Administrative Agent, or any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions pursuant to the certificate to be delivered in subsection (c) above and of the Administrative Agent or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13         Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan; or

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an ABR Loan) on the date or in the amount notified by the Borrower including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 2.14         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)          Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of, and without condition or deduction for, recoupment or setoff, except for taxes required to be deducted under applicable law. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Except as otherwise expressly provided herein, all payments under each Loan Document shall be made in U.S. dollars.

(b)          Pro Rata Treatment.

(i)        Other than as permitted by Section 2.16(b), Section 2.20, Section 2.21, Section 2.22, Section 10.02(e), Section 10.02(f) and Section 10.04, each payment by the Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)         Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 10.02 and Section 10.04, each payment by the Borrower on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.

(c)         Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)         Sharing of Setoff.  Subject to the terms of any Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this paragraph shall not be construed to apply to any payment (x) made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant other than to any Group Member (as to which the provisions of this Section 2.14 shall apply (unless obtained by such Group Member in accordance with of this Agreement)).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)         Borrower Default.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 10.03(c).

Section 2.15         Taxes.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction, deduction or withholding for any Taxes (“Tax Withholdings”) except as required by applicable Requirements of Law.  If any Taxes are required by any applicable Requirements of Law to be withheld or deducted in respect of any such payments by any applicable Withholding Agent (as determined in the good faith discretion of an applicable Withholding Agent), then (i) in the case of Indemnified Taxes, the sum payable by the relevant Credit Party shall be increased as necessary so that after all such Tax Withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15), each Recipient receives an amount equal to the sum it would have received had no such Tax Withholdings been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15) (such additional sums being the “Additional Amount”), (ii) the applicable Withholding Agent shall make such Tax Withholdings, and (iii) the applicable Withholding Agent shall timely pay the full amount of the Tax Withholdings to the relevant Governmental Authority in accordance with the applicable Requirements of Law.

(b)         Payment of Other Taxes by the Borrower.  Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Borrower.  Without duplication for any Additional Amounts or Other Taxes paid pursuant to Sections 2.15(a) or (b), the Credit Parties shall indemnify and hold harmless (on a joint and several basis) each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)         Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party pursuant to this Section 2.15 to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders.

(i)          Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation reasonably requested by the Borrower or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings or information reporting requirements and (y) to determine, if applicable, the required rate of Tax Withholdings.  In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation and information (other than such documentation set forth in Section 2.15(e)(ii)(A)(1)-(4), Section 2.15(e)(ii)(B) and Section 2.15(e)(ii)(C) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A)     each Recipient that is a Foreign Lender, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form), as applicable, claiming eligibility for benefits under the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as applicable, claiming eligibility under the “business profits” or “other income” article of such tax treaty,

(2)          properly completed and duly executed copies of Internal Revenue Service Form W‑8ECI (or any successor form), as applicable,

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form),

(4)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), properly completed and duly executed copies of Internal Revenue Service Form W‑8IMY, accompanied by a Form W‑8ECI, W‑8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W‑9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(5)         any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine any withholding or deduction required to be made;

(B)     each Recipient that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent) two properly completed and duly executed copies of Internal Revenue Service Form W‑9 (or any successor or other applicable form) certifying that such Recipient is exempt from United States federal backup withholding;

(C)     if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(D)     notwithstanding any other provision of this Section 2.15(e), a Recipient shall not be required to deliver any documentation or information that such Recipient is not legally eligible or entitled to deliver; and

(E)     each such Recipient shall, from time to time after the initial delivery by such Recipient of any form or certificate, whenever a lapse in time or change in such Recipient’s circumstances renders such form or certificate (including any specific form or certificate required in this Section 2.15(e)) so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form or certificate or (ii) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iii)          On or before the date the Administrative Agent (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) Internal Revenue Service Form W-9 (or any successor forms) certifying that it is exempt from U.S. federal backup withholding tax or (ii) a U.S. branch withholding certificate on Internal Revenue Service Form W-8IMY (or any successor forms) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender Party) and Internal Revenue Service Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(f)         Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or on account of which the Credit Parties have paid Additional Amounts pursuant to this Section 2.15, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Parties, upon the request of such party, agree to repay any such amount paid over to the Credit Parties to such party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will such party be required to pay any amount to the Credit Parties pursuant to this clause (f), the payment of which would place such party, as applicable, in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification (or the payment of Additional Amounts) and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid.  Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor obligate any Recipient to claim any Tax refund or to make available its Tax Returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.  Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.

(g)        Survival.  The obligations of the Credit Parties under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)        Payments from Administrative Agent.  For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from such Credit Party to such Lender.

Section 2.16          Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Additional Amount to any Lender or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably required by the Borrower, if, in the reasonable judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth in reasonable detail the calculation of such costs and expenses submitted by such Lender to the Borrower shall be deemed presumptively correct absent manifest error.

(b)         Replacement of Lenders.  If (i) any Lender or the Administrative Agent requests compensation under Section 2.12, or (ii) the Borrower is required to pay any Additional Amount to any Lender or the Administrative Agent or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender or the Administrative Agent pursuant to Section 2.15, and such Lender or the Administrative Agent declined or is unable to designate a different lending office in accordance with Section 2.16(a), then the Borrower may, at its sole expense and effort and option, upon notice to any applicable Lender and the Administrative Agent, (A) require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15 arising with respect to any period prior to such assignment) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (B) pay off in full all of the Loans and any other Obligations owed to any such Lender, (C) if applicable, terminate any such Lender’s Commitments and/or (D) if applicable, upon at least ten (10) days prior notice, require the Administrative Agent to resign in accordance with Section 9.06; provided that:

(i)       in the case of clause (A), unless waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), if any,

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amount pursuant to Section 2.10(k)) payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.12, 2.13 and 2.15, assuming for this purpose (in the case of a Lender being replaced as the result of a claim or payment under Sections 2.12 or 2.15) that the Loans of such Lender were being prepaid) from the assignee or the Borrower;

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         in the case of clause (A), such assignment does not conflict with applicable Requirements of Law.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17          [Reserved].

Section 2.18          [Reserved].

Section 2.19          [Reserved].

Section 2.20          Increase in Commitments.

(a)         Borrower Request.  The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Commitments under a new term facility or under the existing term facility or any increase under an existing tranche of Loans (each, an “Incremental Loan Commitment” or an “Incremental Facility”), in each case, under the Loan Documents, in an aggregate amount not to exceed the Maximum Incremental Facilities Amount (the date of establishment of any such Incremental Facility, an “Increase Effective Date”).  The opportunity to commit to provide all or a portion of the Incremental Facilities shall be offered by the Borrower first to the existing Lenders on a pro rata basis (and on a non-pro rata basis, pursuant to terms acceptable to the Administrative Agent, with respect to existing Lenders that elect to cover declining Lenders’ declined amounts) on the terms offered by the Borrower and such other Lenders and, to the extent that such existing Lenders have not agreed to provide such Incremental Facilities within ten (10) Business Days after receiving such offer from the Borrower or the Administrative Agent, after being provided a bona fide opportunity to do so, the Borrower may then offer such opportunity (on terms no less favorable to the Borrower) to any other Eligible Assignees (which may include existing Lenders).  Any existing Lender approached to provide all or a portion of such Incremental Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment and, to the extent any such Incremental Loan Commitments are not provided by existing Lenders, each Lender providing such commitment shall constitute an Eligible Assignee hereunder; provided that the Administrative Agent shall have consented (which consent shall not be unreasonably withheld, delayed or conditioned) to any such Eligible Assignee providing all or a portion of such Incremental Loan Commitment, if and to the extent such consent would be required under Section 10.04 for an assignment of such type of Loans or Commitments, as applicable, to such Eligible Assignee.

(b)          Conditions.  Such Incremental Loan Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)        Immediately after giving effect to the funding of such Incremental Facility, no Event of Default would exist; provided, that, with respect to any Incremental Facilities incurred in connection with a Limited Condition Acquisition, the foregoing condition may be limited by the Lenders providing such Incremental Facility to (x) on the LCA Test Date, immediately after giving effect to the funding of such Incremental Facility, no Event of Default would exist and (y) on the date of funding of such Incremental Facility, no Event of Default under Section 8.01(a), (b), (g) or (h) would exist immediately after giving effect to the funding of such Incremental Facility; provided that any Limited Condition Acquisition remains subject to the terms of Section 1.06 hereof;

(ii)          the proceeds of the Incremental Loans shall be used in accordance with Section 3.11 and Section 5.08;

(iii)       the Borrower shall deliver or cause to be delivered any customary amendments to the Loan Documents or other documents reasonably requested by the Administrative Agent or any Incremental Lender in connection with any such transaction;

(iv)        any such Incremental Loans shall be in an aggregate amount of at least $500,000 and integral multiples of $100,000 above such amount (except, in each case, such minimum amount and integral multiples amount shall not apply when the Borrower uses all of the Incremental Loan Commitments available at such time);

(v)         any Incremental Facilities shall be secured on a pari passu basis with the Loans, shall not be secured by a Lien on any assets of the Borrower or any Guarantor not constituting Collateral and shall not be guaranteed by any person other than the Guarantors; and

(vi)      subject to customary “SunGard” limitations (to the extent agreed to by the Lenders providing the applicable Incremental Facility and the extent the proceeds of the applicable Incremental Facility are being used to finance a Limited Condition Acquisition), each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) both before and after giving effect to such Incremental Facility (or if incurred in connection with a Limited Condition Acquisition on the LCA Test Date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) as of such earlier date.

(c)       Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to such Incremental Loan Commitments shall be subject to Section 2.20(d) and as follows:

(i)          the terms and provisions of Loans made pursuant to Incremental Loan Commitments (“Incremental Loans”) shall be, except as otherwise set forth herein (including Section 2.20(d)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Loans; provided that, such terms (but excluding any terms applicable only after the applicable Maturity Date applicable to Loans made on the Closing Date) and documentation (other than as set forth herein (including Section 2.20(d))) shall be consistent with the Loans; provided further that, it is understood that no consent shall be required from the Administrative Agent or any Lender for terms or conditions that are more restrictive than the terms and provisions of the Loans existing on the Increase Effective Date of any Incremental Facility if such terms or conditions are incorporated into existing Loans for the benefit of all existing Lenders, which may be done without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable interest rate margin or amount of amortization relating to the existing Loans to bring such applicable interest rate margin or amount of amortization in line with such Incremental Facility to achieve fungibility with such existing Loans; provided further that (x) this Section 2.20(c)(i) shall supersede any provisions in Section 10.02 to the contrary and (y) except as expressly stated in this Section 2.20 (which are in all respects subject to the Limited Condition Acquisition provisions), the documentation will not include any financial test with respect to the incurrence of any Incremental Facilities;

(ii)          the maturity date of any Incremental Loans shall be no earlier than the Latest Maturity Date applicable to the Loans made on the Closing Date and such Incremental Loans shall have no scheduled amortization or scheduled payments of principal prior to the Latest Maturity Date of the Loans made on the Closing Date; and

(iii)        each Incremental Facility shall rank pari passu in right of payment with the Loans, shall participate on a pro rata basis or less than pro rata basis in any voluntary prepayment of Loans hereunder, and shall share ratably (or on a lesser basis) with respect to any mandatory prepayments of Loans hereunder (other than mandatory prepayments resulting from a refinancing of any facility which may be applied exclusively to the facility being refinanced).

(d)       Yield.  If the initial Yield (as defined below) on any Incremental Loans exceeds the then applicable Yield on the Loans existing on the Increase Effective Date by more than 50 basis points, then the interest rate margins then in effect for each applicable existing tranche of Loans shall be increased to the extent necessary so that the Yield on the existing Loans is 50 basis points less than the Yield on such Incremental Facility.  “Yield” shall mean, shall mean the yield of such indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees that are not paid generally to the lenders.

(e)         Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.20 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Borrower and the other Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Loans or any such Incremental Loan Commitments.

Section 2.21         Extension Amendments.

(a)         The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Loans (including any Extended Loans), in each case existing at the time of such request (each such Tranche of existing Loans, an “Existing Tranche” and the Loans of any such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Loans of such Tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.21; provided that any such request shall be made by the Borrower to certain Lenders specified by the Borrower with Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of Loans); it being understood that each Lender under the applicable Tranche or Tranches that are being requested to extend shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such Tranche or Tranches.  In order to establish any Extended Tranche, the Borrower shall provide a written notice to the Administrative Agent (who shall provide a copy of such notice to each of the requested Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms and conditions of the Extended Tranche to be established, which terms and conditions (subject to the proviso at the end of this Section 2.21(a), excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption terms and provisions which shall be determined by the Borrower and the Lenders thereunder) shall be substantially identical to the terms and conditions of the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), or (when taken as a whole) less favorable to the Lenders providing such Extended Loans (as determined by the Borrower in good faith) (except for covenants or other provisions (x) applicable only to periods after the applicable Latest Maturity Date of the Existing Loans, or (y) that are added to this Agreement for the benefit of the Lenders hereunder (which may be accomplished without further amendment requirements)); provided that, notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) such Extended Tranche shall not be in an amount less than $5,000,000 and integral multiples of $1,000,000 above such amount, (2) to the extent secured, no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the mandatory prepayment or the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments respectively; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment or commitment reductions hereunder, (4) the final maturity of any Extended Tranche shall not be earlier than, and shall not have a Weighted Average Life to Maturity shorter than, the applicable Specified Existing Tranche, (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche on the same terms and conditions as each other Lender in accordance with its pro rata share of the Specified Existing Tranche, (6) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 10.04, (7) no Event of Default would exist immediately after giving effect to the funding of such Extended Loans and (8) no extension shall be permitted pursuant to this Section 2.21 unless Lenders holding not less than a majority of the principal amount of such Loans to be extended consent to such extension.  No requested Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request.  Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on such date.

(b)         The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after giving effect to such Extension Request), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c)          Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.21(c) and notwithstanding anything to the contrary set forth in Section 10.02 (but subject to clause (8) of the second proviso in Section 2.21(a)), shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Credit Parties, the Administrative Agent, and the Extending Lenders.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.21 and the arrangements described above in connection therewith.  This Section 2.21(c) shall supersede any provisions in Section 10.02 to the contrary.

(d)       Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate Tranche or Tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on such date.

(e)         If (subject to clause (8) of the second proviso in Section 2.21(a)), in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non‑Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non‑Extending Lender, (A) replace such Non‑Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee, if any, and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations (other than contingent indemnity obligations and unasserted expense reimbursement obligations) of the Borrower owing to the Non‑Extending Lender relating to the Loans and participations so assigned shall be paid in full at par to such Non‑Extending Lender concurrently with such Assignment and Assumption by the assignee Lender or the Borrower or (B) prepay the Loans and, at the Borrower’s option, if applicable, terminate the Commitments of such Non‑Extending Lender, in whole or in part, subject to breakage costs, without premium or penalty.  In connection with any such replacement under this Section 2.21, if the Non‑Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations (other than contingent indemnity obligations and unasserted expense reimbursement obligations) of the Borrower owing to the Non‑Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash to such Non‑Extending Lender by the assignee Lender or the Borrower, then such Non‑Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non‑Extending Lender.  This Section 2.21(e) shall supersede any provisions in Section 10.02 to the contrary.

Section 2.22         Refinancing Facilities.

(a)         At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Loans then outstanding under this Agreement) or any then outstanding Refinancing Loans, in each case, pursuant to a Refinancing Amendment, together with any applicable Intercreditor Agreement or other subordination agreement that is reasonably acceptable to the Administrative Agent; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security (to the extent secured) with the other Loans and Commitments hereunder, (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Lenders or Additional Lenders with respect thereto and (iii) no Event of Default would exist immediately after giving effect to the funding of such Credit Agreement Refinancing Indebtedness. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Loans or Refinancing Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects.  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.  For the avoidance of doubt, no Credit Agreement Refinancing Indebtedness can be used to prepay or repay any Loans made on the Closing Date without the Applicable Prepayment Premium due thereon, if any.

(b)          This Section 2.22 shall supersede any provisions in Section 10.02 to the contrary.

Section 2.23      Tax Treatment.  The Borrower and the Lenders agree (i) that the Loans are debt for U.S. federal income Tax purposes, (ii) that the Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iii) not to file any tax return, report or declaration inconsistent with the foregoing, except as otherwise required due to a determination within the meaning of Section 1313(a) of the Code.  The inclusion of this Section 2.23 is not an admission by any Lender that it is subject to United States taxation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Credit Party (including on behalf of its Restricted Subsidiaries, unless otherwise indicated) represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on each date set forth in Section 4.01 that:

Section 3.01          Organization; Powers.  Each Credit Party (a) is duly incorporated, formed or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to enter into this Agreement and the other Loan Documents and perform its obligations thereunder in each case and to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02         Authorization; Enforceability.  The Loan Documents to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party.  This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        No Conflicts.  Except as set forth on Schedule 3.03, the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the Credit Extensions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, and (c) will not violate any Requirements of Law except, individually or in the aggregate, where it would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04         Financial Statements; Projections.

(a)         Historical Financial Statements; Pro Forma Balance Sheet.  On the Closing Date, the Borrower shall have delivered to the Administrative Agent and made available to the Lenders (i) the Historical Financial Statements and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Restricted Subsidiaries as of and for the twelve-month period ending on December 31, 2020, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Balance Sheet”).  The financial statements in the immediately preceding sentence (other than the Pro Forma Balance Sheet) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and the results of operations and cash flows of the applicable entities to which they relate as of the dates and for the periods to which they relate.  The Pro Forma Balance Sheet has been prepared (1) in good faith, based on assumptions believed by the Borrower to be reasonable and information reasonably available to, or in the possession or control of, the Credit Parties, in each case, as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Restricted Subsidiaries as at the last day of and for the twelve month period ending December 31, 2020 and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of the periods covered thereby and (2) in a manner consistently applied throughout the applicable period covered thereby.  All financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(b)         Absence of Material Adverse Effect.  Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(c)        Pro Forma Financial Statements.  The financial projections on a pro forma basis most recently delivered by the Borrower pursuant to Section 5.01(d) (A) have been prepared in good faith by the Credit Parties, based upon (i) the assumptions stated therein (which assumptions are believed by the Credit Parties on the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) and (iii) the information reasonably available to, or in the possession or control of, the Credit Parties as of the date of delivery thereof, (B) reflect in all material respects, all adjustments required to be made to give effect to the Transactions, (C) have been prepared in a manner consistently applied throughout the applicable period covered thereby, and (D) present fairly, in all material respects, the consolidated financial position and results of operations of the Credit Parties described therein as of such date and for such periods set forth therein, on a pro forma basis assuming that the Transactions had occurred at such dates (it being understood and agreed that (x) any financial or business projections or forecasts furnished are predictions as to future events and not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, which may be beyond the control of any Credit Party, (y) no assurance is given by any Credit Party that any particular financial projections will be realized and (z) the actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results and such differences may be material).

(d)      Restatements.  Each Lender and the Administrative Agent hereby acknowledge and agree that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof or purchase accounting adjustments and that such restatements on their own will not result in a Default or Event of Default under the Loan Documents.

Section 3.05         Properties.

(a)         Title.     Each Group Member (i) has good title to, or valid leasehold interests in, all of its Property (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) material to its business, except to the extent of any irregularities or deficiencies that would not be reasonably expected to, result in a Material Adverse Effect, and (ii) owns its Collateral and any Material Property, if any, in each case, free and clear of all Liens except for Permitted Liens and any Liens and privileges arising mandatorily by Law.

(b)         Collateral.          Each Credit Party owns or has rights to use all of the Collateral (other than Intellectual Property which is subject to Section 3.06) and all rights with respect to any of the foregoing, except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06         Intellectual Property.

(a)       Ownership; No Claims.  Except as set forth on Schedule 3.06, (i) each Credit Party owns, or is authorized to use, all Intellectual Property material to the conduct of its business as currently conducted, except to the extent such failure to own, or be authorized to use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) to the knowledge of each Credit Party, the operation of such Group Member’s business and the use of Intellectual Property owned by such Group Member or licensed by such Group Member do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) no claim or litigation regarding any Intellectual Property owned by a Group Member is pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iv) the Borrower has taken (and caused its Restricted Subsidiaries to take) commercially reasonable steps to maintain, enforce and protect the owned material Intellectual Property of the Credit Parties or Restricted Subsidiaries and (v) to the knowledge of each Credit Party, no Group Member is in material breach of, or in material default under, any license of Intellectual Property to such Credit Party that is material to the operation of the business of such Group Member except to the extent that such violations would not reasonably be expected to have a Material Adverse Effect.

(b)       No Violations.  Except as set forth on Schedule 3.06, (i) to the knowledge of each Credit Party, there is no violation, misappropriation, dilution or infringement by others of any right of any Group Member with respect to any Intellectual Property that is owned by any Group Member which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) each Group Member has used commercially reasonable efforts to ensure that Company Proprietary Software(1) is free from any trojan horse, virus or similar malicious code or program that can cause material damage to computer systems using such Company Proprietary Software , (2) functions and operates in all material respects for its intended purpose, (3) employs reasonable safeguards to protect against security threats, and (4) to the extent such Company Proprietary Software  includes or relies upon open source software components, complies with the requirements of all applicable open source licenses, in each case, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.07        Equity Interests and Restricted Subsidiaries.  As of the Closing Date, after giving effect to the Transactions, neither the Borrower nor any other Credit Party has any Subsidiaries other than those specifically disclosed on Schedule 3.07 and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (other than Equity Interests consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable and to the extent such concepts are not applicable in the relevant jurisdiction).  All Equity Interests owned directly or indirectly by the Borrower or any other Credit Party (other than any such Equity Interests owned directly or indirectly by any Unrestricted Subsidiary) are owned free and clear of all Liens except (i) those created under the Security Documents, and (ii) those Liens permitted under Section 6.02.  As of the Closing Date, Schedule 3.07 sets forth (a) the name and jurisdiction of organization or incorporation of the Borrower and each Subsidiary, and (b) the ownership interest of the Borrower and any of its Subsidiaries in such Subsidiaries, including the percentage of such ownership by class (if applicable).

Section 3.08         Litigation.  Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 3.09       Federal Reserve Regulations.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan will be used for any purpose that violates Regulation T, U or X.

Section 3.10       Investment Company Act.  No Credit Party is an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.11         Use of Proceeds.  The Borrower will (or will direct a Credit Party to) use the proceeds of the Loans on the Closing Date to finance (i) a portion of the consideration for the Closing Date Acquisition, (ii) the payment of related fees, costs and expenses and other transaction costs incurred in connection with the Transactions (including without limitation upfront fees and original issue discount) and (iii) finance the Closing Date Refinancing.  Proceeds of the Incremental Facilities may be used for working capital and general corporate purposes, including, without limitation, to finance Permitted Acquisitions and other permitted Investments and to pay related fees, costs and expenses in connection with any such transactions (but excluding Dividends and Restricted Debt Payments).

Section 3.12        Taxes.  Each Group Member has (a) timely filed or caused to be timely filed (after giving effect to any applicable extensions) all material Tax Returns required to have been filed by it, (b) duly and timely paid or remitted or caused to be duly and timely paid or remitted all Taxes due and payable or remittable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP, or (ii) Taxes which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) satisfied all of its withholding Tax obligations, except for failures that would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect or Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP.  Each Group Member has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Group Member is unaware of any proposed or pending Tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. To the knowledge of each Group Company, no Tax Lien (other than a Permitted Lien) has been filed with respect to any material Taxes

Section 3.13         No Material Misstatements.

(a)          As of the Closing Date, no written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule (in each case other than forecasts, projections and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading when taken as a whole as of the date such information, report, financial statement, certificate, Borrowing Request, exhibit or schedule is dated or certified; provided that, with respect to any Projections delivered pursuant to the terms hereof, each Group Member represents only that on the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood that Projections are predictions as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of the Borrower and its Restricted Subsidiaries, that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and that such differences may be material).

Section 3.14        Labor Matters.  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) there are no strikes, lockouts, or slowdowns against any Group Member pending or, to the knowledge of any Credit Party, threatened in writing, and (ii) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.  The hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. All payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Member except where the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.15       Solvency.  On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.16         Employee Benefit Plans.

With respect to each Employee Benefit Plan, each Group Member is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, and each Employee Benefit Plan is in compliance, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with Section 4211 of ERISA, the aggregate liabilities of each Group Member or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, no Group Member has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or is in “endangered status” or in “critical status” (each within the meaning of Section 432 of the Code) and no such Multiemployer Plan is reasonably expected by any Group Member to be insolvent, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) no Group Member has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Group Member on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that would reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in accordance with GAAP in all material respects.

Section 3.17         Environmental Matters.

(a)          Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)            The Group Members and their businesses, operations and Real Property are in compliance with Environmental Law;

(ii)           The Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property;

(iii)         There has been no Release or threatened Release of Hazardous Material caused by the Group Members, or to the knowledge of the Group Members by any other Person, on, at, under or from any Real Property presently, or to the knowledge of the Group Members, formerly owned, leased or operated by the Group Members;

(iv)          There is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members, and to the knowledge of the Group Members, there are no facts or circumstances that would reasonably be expected to give rise to any such Environmental Claim; and

(v)           No Lien has been recorded or, to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property currently owned, operated or leased by the Group Members.

(b)          This Section 3.17 contains the sole and exclusive representations and warranties of the Group Members with respect to any matters arising under Environmental Laws or relating to Environmental Claims or Hazardous Materials.

Section 3.18         Security Documents.

(a)          Valid Liens.      Subject to Section 4.01(k), each Security Document delivered pursuant to Article IV, Section 5.10, and Section 5.11 will, upon execution and delivery thereof, be effective to create (to the extent described therein and subject to other perfection requirements specifically set out in the Security Documents) in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder under applicable Requirements of Law (to the extent required hereunder and thereunder), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and capital maintenance rules and (i) when appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), and (ii) upon the taking of possession, control or other action by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession, control or other action (which possession, control or other action shall be given to the Collateral Agent or taken by the Collateral Agent to the extent required by any Security Document or this Agreement), the Liens in favor of Collateral Agent will, to the extent required by the Loan Documents (including the Security Documents), constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case under applicable Requirements of Law (to the extent required hereunder and thereunder), subject to no Liens other than the applicable Permitted Liens.

(b)         Foreign Law Limitations.  Notwithstanding anything to the contrary, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required herein or under any other Security Document.

Section 3.19         Anti‑Terrorism Law.  No Credit Party and none of its Subsidiaries is in violation of any applicable Requirements of Law relating to terrorism or money laundering (“Anti‑Terrorism Laws”), including Executive Order No. 13224, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, signed into law October 26, 2001 (the “Patriot Act”).  The use of proceeds of the Loans will not violate the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended) or any applicable foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).  As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.20      OFAC.  None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, employee, or agent of the Borrower or any Restricted Subsidiary is (x) the subject or target of any applicable U.S. sanctions administered by OFAC or the U.S. Department of State or any applicable similar laws or regulations enacted by the European Union or the United Kingdom (collectively, “Sanctions”) or (y) is located, organized or resident in a country or territory that is subject of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea and Syria).  The Borrower shall not use the proceeds of the Loans, directly or, to the Borrower’s knowledge, indirectly, or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with (i) any Person that is the subject or target of any applicable Sanctions, or (ii) in any country that, at the time of such financing is the subject or target of any country- or territory-wide Sanctions, or (iii) in any other manner that would result in a violation of applicable Sanctions by any Person that is a party to this Agreement, except, in the case of clauses (i), (ii), and (iii), to the extent licensed by OFAC or otherwise authorized under U.S. law or, if applicable, to the extent licensed or authorized under any similar laws or regulations enacted by the European Union or the United Kingdom.

Section 3.21       Foreign Corrupt Practices Act.  No part of the proceeds of the Loans will be used directly or, to the Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Requirements of Law.

Section 3.22       Compliance with Law.  Each of the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.23         No Defaults.  On the Closing Date, no Default or Event of Default has occurred and is continuing.

ARTICLE IV
CONDITIONS

Section 4.01       Conditions to Initial Credit Extension.  The obligation of each Lender to fund the initial Credit Extension on the Closing Date requested to be made by the Borrower shall be subject to the prior or concurrent satisfaction or waiver of only the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extension by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)       Loan Documents.  There shall have been delivered to the Administrative Agent from each Credit Party an executed counterpart of each of the Loan Documents to which it is a party to be entered into on the Closing Date.

(b)          Corporate Documents.  The Administrative Agent shall have received:

(i)          a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or equityholders, as applicable, of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i));

(ii)        to the extent available, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization; and

(iii)      the Administrative Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(c), (f) and (j).

(c)      Closing Date Acquisition and Other Transactions.  The Closing Date Acquisition shall have been consummated or, substantially concurrently with the initial Credit Extension, shall be consummated, in all material respects in accordance with the terms of the Closing Date Acquisition Agreement.

(d)          Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a customary opinion of Gibson, Dunn & Crutcher LLP, special counsel for the Credit Parties dated as of the Closing Date and addressed to the Agents and the Lenders.

(e)          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit H dated the Closing Date and signed by the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower.

(f)          No Material Adverse Effect.  No Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) will have occurred after the date of the Closing Date Acquisition Agreement that is continuing.

(g)        Fees.  The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable to them by the Borrower on or prior to the Closing Date (which amounts may be offset against the proceeds of the initial Credit Extension), including, to the extent invoiced, reimbursement or payment of all reasonable and documented out‑of‑pocket fees and expenses (including the legal fees and expenses of Proskauer Rose LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrower under this Agreement, including, without limitation, as set forth in the Fee Letter; provided that, in the case of costs and expenses, an invoice for all such fees and expenses shall be received by the Borrower at least five (5) Business Days prior to the Closing Date for payment to be required as a condition to the Closing Date.

(h)        Patriot Act.  So long as reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information, including, without limitation, each Credit Party’s W-9, with respect to the Credit Parties that is reasonably determined to be required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.  If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification at least three (3) Business Days prior to the Closing Date (to the extent reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date).

(i)          Refinancing.  The Closing Date Refinancing shall have been consummated substantially concurrently with the initial Credit Extension and the Lenders shall have received a customary payoff letter with respect to the refinanced credit facility.

(j)         Representation and Warranties. Each of the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of the Closing Date, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date.

(k)         Creation and Perfection of Security Interests.  Notwithstanding anything to the contrary in this Section 4.01, with respect to the Secured Obligations, all actions necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date; provided that to the extent any security interest in the Collateral is not granted or perfected on the Closing Date after Borrower’s commercially reasonable efforts to do so (other than (x) grants of Collateral subject to the UCC and the delivery of and authorization to file Uniform Commercial Code financing statements, (y) the filing of Intellectual Property security agreements in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be (for the avoidance of doubt, the Borrower shall not be obligated to perfect any foreign Intellectual Property), and (z) the delivery of stock certificates and stock powers for “certificated securities” (as defined in Article 8 of the UCC) of the Borrower’s material, Wholly Owned Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia (other than Excluded Equity Interests) that are part of the Collateral; provided that such “certificated securities” issued by Punchh Inc. and its Subsidiaries will be required to be delivered hereunder only to the extent received from Punchh Inc., after use of commercially reasonable efforts to obtain such “certificated securities” (it being understood that that any such “certificated securities” not so delivered on the Closing Date will be required to be delivered within 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole, reasonable discretion))), the grant or perfection of such security interest (including, without limitation, the security interest on any Real Property that is part of the Collateral) shall not constitute a condition precedent to the availability of the Credit Extension to be made on the Closing Date, but shall be granted or perfected, as the case may be, within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole, reasonable discretion or as provided in Section 5.15).

(l)          Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed to be given in accordance with Section 2.03) for any Loans to be made on the Closing Date.

(m)       Financial Statements; Pro Forma Financial Information.  The Administrative Agent shall have received (i) the Historical Financial Statements and (ii) the Pro Forma Balance Sheet.

In determining the satisfaction of the conditions specified in this Section 4.01, (y) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (z) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement), each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Without limiting the generality of Section 9.05(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
AFFIRMATIVE COVENANTS

The Borrower and the Subsidiary Guarantors warrant, covenant and agree with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full and the Commitments have been terminated, the Borrower and the Subsidiary Guarantors will, and will cause each of their respective Restricted Subsidiaries to:

Section 5.01         Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a)          Annual Reports.  Within one hundred twenty (120) days after the last day of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2021, a copy of the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (that, together with its combined and consolidated Subsidiaries, constitutes substantially all of the assets of the Borrower and its combined and consolidated Subsidiaries) as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year (starting with the fiscal year ending December 31, 2022) (provided that the Borrower shall be permitted to deliver its 10-K within such timeframe to satisfy the above financial delivery requirement) accompanied by an annual audit opinion from nationally recognized auditors or other accounting firm selected by the Borrower and reasonably acceptable to the Administrative Agent (which opinion shall be not be subject to any qualification, exception or explanatory paragraph as to “going concern” or scope of the audit, subject to the proviso below) to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the close of and for such fiscal year; provided that such financial statements may contain a qualification, exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting from, (A) an upcoming maturity date of the Loans or any other Indebtedness, (B) any potential inability to satisfy the Financial Covenants, or any financial covenant under any other Indebtedness on a future date or in a future period or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary; in each case, such financial statements shall be accompanied by a customary management discussion and analysis of the financial performance of the Borrower and its Restricted Subsidiaries.

(b)          Quarterly Reports.  Commencing with the fiscal quarter ending June 30, 2021, within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower for which financial statements are required to be delivered pursuant to this clause (b), a copy of the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries (that, together with its combined and consolidated Subsidiaries, constitutes substantially all of the assets of the Borrower and its combined and consolidated Subsidiaries) as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for the fiscal quarter then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of the Borrower, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments) (provided that the Borrower shall be permitted to deliver its 10-Q within such timeframe to satisfy the above financial delivery requirement) and certified on behalf of the Borrower by a Financial Officer as prepared in accordance with GAAP subject to the absence of footnote disclosures and year-end audit adjustments and presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries; in each case, such financial statements shall be accompanied by a customary management discussion and analysis of the financial performance of the Borrower and its Restricted Subsidiaries;

(c)          Financial Officer’s Certificate.  Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying on behalf of the Borrower that, to its knowledge, no Default or Event of Default has occurred and is continuing or, if any such known Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided that, if such Compliance Certificate demonstrates that an Event of Default has occurred and is continuing due to a failure to comply with any covenant under Section 6.08 that has not been cured prior to such time, the Borrower may deliver, to the extent and within the time period permitted by Section 8.03, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) setting forth the computation of the Financial Covenants then in effect and (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(a) above, the Borrower’s calculation of Excess Cash Flow starting with the fiscal year ending December 31, 2022; provided that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Loan Document;

(d)          [Reserved].

(e)          Revenues Reporting.

(i)          Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a quarterly report with respect to total revenue (in each case, showing the split between revenues for Software, payments, hardware, services and government) for the Borrower and its Restricted Subsidiaries, on both a current basis and a Pro Forma Basis including the Closing Date Acquisition and any other Subject Transaction and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of the Borrower, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments); and

(ii)         Concurrently with any delivery of financial statements under Section 5.01(b), back-up documentation with respect to the calculation of Annual Recurring Revenue for the most recently ended Test Period on both a current basis and a Pro Forma Basis including the Closing Date Acquisition and any other Subject Transaction and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of the Borrower.

(f)          Other Information.  Promptly, from time to time, and upon the reasonable written request of the Administrative Agent, other reasonably requested information of the Group Members regarding the operations, business affairs and financial condition (including (x) information required under the Patriot Act,  (y) an updated Beneficial Ownership Certification and (z) to the extent available to the Borrower, any material agreements, documents or instruments pursuant to which any Permitted Acquisition is to be consummated; provided that nothing in this Section 5.01(g) shall require any Group Member to take any action that would violate any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Loan Document) or waive any attorney‑client or similar privilege.

Documents required to be delivered pursuant to Section 5.01(a) through Section 5.01(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e‑mail to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender and the Administrative Agent have access or the date on which the Borrower has posted such documents on its own website to which each Lender and the Administrative Agent have access and notified the Administrative Agent of such posting.  Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.01.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Section 5.02        Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within seven (7) Business Days or such later date as may be agreed by the Administrative Agent in its reasonable discretion) of a Responsible Officer of the Borrower obtaining actual knowledge thereof:

(a)          any Default or Event of Default (provided that (i) no such notice shall be required if cured within 30 days or within the applicable cure period and (ii) any delivery of a notice of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice), specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c)         the occurrence of any ERISA Event that could, when taken either alone or together with all such other ERISA Events, reasonably be expected to have a Material Adverse Effect;

(d)         Budgets.  Commencing with the fiscal year beginning January 1, 2022, within forty-five (45) days after the beginning of each fiscal year, an annual budget (on a quarterly basis) in form customarily prepared with regard to the Borrower and its Restricted Subsidiaries by the Borrower;

(e)          [reserved]; and

(f)          copies of any amendment, amendment and restatement, consent, waiver, supplement or other modification to or of the Senior Notes Indebtedness or any Junior Secured Indebtedness subject to an Intercreditor Agreement or any Subordinated Indebtedness.

Section 5.03         Existence; Properties.

(a)          Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary that is not a Credit Party, where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b)         Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); provided that nothing in this Section 5.03(b) shall prevent sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.04 or 6.05.  Notwithstanding the foregoing or anything else to the contrary in any Loan Document, each Credit Party and each other Restricted Subsidiary may abandon, cancel, terminate, permit or allow the lapse, invalidation, expiration, cancellation, cessation or termination of, or fail to maintain, pursue, preserve or protect any of its respective Intellectual Property that are, in the reasonable business judgment of such Credit Party or Restricted Subsidiary, no longer economically practicable, commercially desirable to maintain or useful, except to the extent any such abandonment, lapse, cancellation, termination, cessation or failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)          Except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 5.04         Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b)          From and after thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Credit Parties shall cause all such insurance (other than directors and officers policies and workers compensation) with respect to the Credit Parties and property constituting Collateral to be endorsed to provide that the Collateral Agent is an additional insured or loss payee, as applicable, and that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof (or if such cancellation is by reason of nonpayment of premium, at least ten (10) days’ prior written notice) (unless it is such insurer’s policy not to provide such a statement); provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower or applicable Guarantor (subject to the requirements of Section 2.10(e) hereof), (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries (subject to the requirements of Section 2.10(e) hereof), and (C) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(c)          If at any time the buildings and other improvements (as described in the applicable Mortgage) on a Material Property that is encumbered by a Mortgage required by this Agreement are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, solely to the extent required by applicable Requirements of Law, the Borrower shall, or shall cause the applicable Credit Party to, maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.05        Taxes.  Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default; provided that such payment and discharge shall not be required with respect to any such Tax so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax and enforcement of a Tax Lien (other than a Permitted Lien) or (y) the failure to pay would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06         Employee Benefits.

(a)        With respect to each Employee Benefit Plan and Foreign Plan, comply in all respects with the applicable provisions of ERISA, the Code and applicable Requirements of Law except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

(b)        Furnish to the Administrative Agent (x) as soon as reasonably practicable after, and in any event within 10 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after any Responsible Officer of the Borrower or any of its Subsidiaries knows or has reason to know that any failures to meet funding or other applicable Requirements of Law with respect to Foreign Plans has occurred that, alone or together with any other such noncompliance event with respect to Foreign Plans, would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth details as to such noncompliance event with respect to Foreign Plans and the action, if any, that the Group Members propose to take with respect thereto, (y) upon reasonable request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Members or any ERISA Affiliate thereof with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan or Foreign Plan; (iii) all notices received by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event or such noncompliance event with respect to Foreign Plans; and (iv) such other documents or governmental reports or filings relating to any Plan or Foreign Plan in each case, that is sponsored by, or contributed to by, the Borrower or a Subsidiary of the Borrower, as have been received by the Borrower or a Subsidiary of the Borrower and that the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any of its Subsidiaries has received with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that the Borrower or any of its Subsidiaries has received with respect to any Multiemployer Plan; provided that if any Group Member has not received such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the Administrative Agent’s reasonable request, the applicable Group Member shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and provided further, the obligations of the Group Members under this Section shall be subject to applicable Requirements of Law, including protection of data privacy.

Section 5.07        Maintaining Records; Access to Properties and Inspections.  Each Group Member will permit any representatives designated by the Administrative Agent to visit during its regular business hours and with reasonable advance written notice thereof (provided that no such advance notice shall be required during the continuance of an Event of Default) and inspect (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which the Borrower or Restricted Subsidiary is a party, in each case, not entered into in contemplation of avoiding the requirements of this Section 5.07) the financial records and the property of such Group Member at reasonable times up to one (1) time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Administrative Agent shall give any Group Member an opportunity for its representatives to participate in any such discussions; provided, further, that so long as no Event of Default has occurred and is then continuing, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent and Lenders (or their respective representatives).  Notwithstanding anything to the contrary in this Section 5.07, no Group Member will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes confidential Intellectual Property, including trade secrets, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof), or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08         Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.11.

Section 5.09         Compliance with Environmental Laws; Environmental Reports.

(a)         Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) comply with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) obtain and renew all Environmental Permits applicable to its operations and owned Real Property and, to the extent the Group Members are required to obtain such Environmental Permits under the applicable lease or Requirements of Law, leased Real Property; and (iii) comply with all lawful orders of a Governmental Authority required of the Group Members by, and in accordance with, Environmental Laws; provided that no Group Member shall be required to comply with such orders to the extent that its obligation to do so is being contested in good faith and by proper proceedings.

(b)         If an Event of Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than thirty (30) days without the Group Members commencing activities reasonably likely to cure such Event of Default in accordance with Environmental Laws, at the reasonable written request of the Administrative Agent or the Required Lenders through the Administrative Agent, which written request will describe the nature and subject of the Event of Default, the Borrower shall provide to the Administrative Agent within sixty (60) days after such request (or by such later date as may be agreed to by the Administrative Agent in its sole discretion), at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Event of Default, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent; provided, however, notwithstanding anything to the contrary contained herein or in any other Loan Document, under no other circumstances shall any environmental assessment report (or any other environmental report) be required under any Loan Document.

Section 5.10         Additional Collateral; Additional Guarantors.

(a)         Subject to the terms of the Security Documents and Section 3.18, Section 4.01(k), Section 5.11 and Section 5.15, with respect to any personal property created or acquired after the Closing Date by any Credit Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within sixty (60) days after the acquisition thereof, or such longer period as the Administrative Agent may approve in each case in its sole discretion, (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents, including, without limitation, customary legal opinions as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law  on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law, including the filing of financing statements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  The Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee pursuant to any Intercreditor Agreement) such New York law governed documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after‑acquired Collateral.

(b)        Subject to the terms of the Security Documents and Section 5.15, upon the formation or acquisition of, or the re-designation of an Unrestricted Subsidiary as, a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or otherwise merged out of existence or dissolved within sixty (60) days of its formation (or such later date as permitted by the Administrative Agent in its sole discretion)) or upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (as reasonably determined by the Borrower), within sixty (60) days after such formation, acquisition, designation or cessation, or such longer period as the Administrative Agent may approve in its reasonable discretion, the Borrower shall:

(i)          deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary that constitute Collateral and that are “certificated securities” (as defined in Article 8 of the UCC), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Credit Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party or Additional Guarantor, as applicable; and

(ii)        cause any such new Restricted Subsidiary (except Excluded Subsidiaries), (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor (including, without limitation, (1) all documentation and other information with respect to such new Restricted Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, and (2) customary secretary’s certificates with respect to each new Restricted Subsidiary attaching such documents as were delivered by the original Subsidiary Guarantors on the Closing Date) and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state and local law to the extent required by such agreements in accordance with all applicable U.S. Requirements of Law, including the filing of financing statements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that (x) no pledge of Excluded Equity Interests shall be required and (y) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments) shall be required to be taken.  For the avoidance of doubt, the Credit Parties shall be under no obligation to deliver any leasehold mortgages, landlord waivers or collateral access agreements with respect to Real Property.

(c)          Upon the acquisition of any new Material Property:

(i)          within fifteen (15) Business Days after such acquisition (as such period may be extended by the Administrative Agent in its sole discretion), the applicable Credit Party shall furnish to the Collateral Agent a description of such Material Property in detail reasonably satisfactory to the Collateral Agent; and

(ii)        within ninety (90) days after such acquisition (as such period may be extended by the Administrative Agent in its sole discretion), the applicable Credit Party shall grant to the Collateral Agent a security interest in such Material Property and deliver a mortgage, deed of trust or deed to secure debt in a form reasonably satisfactory to the Collateral Agent (a “Mortgage”) as additional security for the Obligations (which, if reasonably requested by the Administrative Agent, shall be accompanied by a customary legal opinion) and deliver to the Administrative Agent, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Credit Party about special flood hazard area status, if applicable, in respect of such Mortgage.

Section 5.11       Security Interests; Further Assurances.  Subject to the terms of the Security Documents, Section 5.10 and Section 5.15, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, (w) neither the Borrower nor any Guarantor shall be required to make any filings or take any other actions to perfect the Lien on and security interest in any Intellectual Property (or to reimburse the Administrative Agent or Collateral Agent for any costs incurred in connection with the same) except for filings in the United States Patent and Trademark Office and the United States Copyright Office or by filing a UCC financing statement, (x) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (y) any such documents and deliverables (other than certain mortgages of Material Property) shall be governed by New York law and (z) no other perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), leasehold mortgages or landlord waivers, estoppels or collateral access agreements shall be required to be taken or entered into hereunder or under any other Loan Document.  Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any CFC Holding Company or CFC constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than sixty-five percent (65%) of the Voting Stock of any first-tier CFC Holding Company or CFC or (C) any Equity Interests of any direct or indirect Subsidiary of any CFC Holding Company or CFC.

Section 5.12         [Reserved].

Section 5.13        Compliance with Laws.  Comply with the requirements of all Requirements of Law and all orders, writs, injunctions and decrees applicable to the Borrower or any Restricted Subsidiary or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.14         Anti-Terrorism Law; Anti-Money Laundering; Foreign Corrupt Practices Act.

(a)          Not directly or indirectly, (i) knowingly deal in, or otherwise knowingly engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of any applicable Anti-Terrorism Law or applicable Sanctions, or (ii) knowingly engage in or conspire to engage in any transaction that violates or attempts to violate, any of the material prohibitions set forth in any applicable Anti-Terrorism Law or applicable Sanctions;

(b)         (i) Not repay the Loans, or make any other payment to any Lender, using funds or properties of the Borrower or any Subsidiaries that are, to the knowledge of the Borrower, the property of any Person that is the subject or target of applicable Sanctions or that are, to the knowledge of the Borrower, fifty percent or more beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, in violation of applicable Anti-Terrorism Laws or applicable Sanctions or (ii) to the knowledge of Borrower, permit any Person that is the subject of applicable Sanctions to have any direct or indirect interest, in the Borrower, Borrower or any of the Subsidiaries, with the result that the investment in the Borrower, Borrower or any of the Subsidiaries (whether directly or indirectly) or the Loans made by the Lenders would be in violation of any applicable Sanctions.

(c)          Each Credit Party and its Restricted Subsidiaries will maintain in effect and enforce policies and procedures that are reasonably designed to ensure compliance by the Credit Parties, their subsidiaries and each of their respective directors, officers, employees and agents with the Foreign Corrupt Practices Act of 1977, as amended.

(d)          To the extent applicable, each Credit Party and its Restricted Subsidiaries will comply with (i) the laws, regulations, Sanctions and executive orders administered by OFAC, (ii) all Anti-Terrorism Laws, (iii) the Foreign Corrupt Practices Act of 1977, as amended and (iv) the Patriot Act.  No Credit Party nor any of their respective Restricted Subsidiaries will (A) engage in or conspire to engage in any transaction that attempts to violate (or evade in a manner that could violate) any of the foregoing or any similar Requirements of Law or (B) engage in or conspire to engage in any transaction that avoids, or has the purposes of avoiding any of the laws and regulations referenced in clauses (i), (ii) or (iv) of this clause (d) or any similar Requirements of Law.

Section 5.15         Post-Closing Deliveries.

(a)         The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

(b)        All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15(a), the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

ARTICLE VI
NEGATIVE COVENANTS

Each of the Credit Parties warrants, covenants and agrees with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full, none of the Credit Parties will, nor will permit any of its Restricted Subsidiaries to:

Section 6.01         Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)         Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21 and Section 2.22 hereof), and, in each case, any Permitted Refinancing thereof;

(b)          (x) Indebtedness in existence on the Closing Date and set forth on Schedule 6.01(b) and (y) Permitted Refinancings thereof;

(c)          without duplication, Permitted Pari Passu Refinancing Debt and Permitted Unsecured Refinancing Debt, and, in each case, any Permitted Refinancing thereof;

(d)        Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes;

(e)        Indebtedness in respect of Purchase Money Obligations, Capital Lease Obligations, Indebtedness incurred in connection with Sale Leaseback Transactions and Indebtedness incurred in connection with financing any Real Property, and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, (x) the greater of $12,000,000 and 5.8% of Annual Recurring Revenue for the most recently ended Test Period;

(f)          Indebtedness in respect (x) appeal bonds or similar instruments and (y) of payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self‑insurance obligations, and bankers acceptances issued for the account of any Group Member, in each case, in the ordinary course of business and including guarantees supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self‑insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g)        (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided that (x) the foregoing shall not permit a Group Member to guarantee Indebtedness that it could not otherwise incur under this Section 6.01 and (y) if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Lenders) and (ii) Indebtedness constituting Investments permitted under Section 6.03 (other than Section 6.03(l));

(h)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(i)           Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j)           Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k)        Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l)        subject to Section 6.03(e), intercompany Indebtedness owing (i) by and among the Credit Parties, (ii) by Restricted Subsidiaries that are not Credit Parties to Restricted Subsidiaries that are not Credit Parties, (iii) by Restricted Subsidiaries that are not Credit Parties to Credit Parties; provided that outstanding Indebtedness under this clause (l)(iii) (together (but without duplication) with Investments made pursuant to Section 6.03(e)(iii)) shall not exceed, at any time, $15,000,000, and (iv) by Credit Parties to Restricted Subsidiaries that are not Credit Parties; provided that Indebtedness under this clause (l)(iv) shall be subordinated to the Obligations pursuant to subordination terms reasonably acceptable to the Administrative Agent and shall not exceed at any time $15,000,000;

(m)        Indebtedness arising as a direct result of judgments, orders, awards or decrees against the Borrower or any Restricted Subsidiaries, in each case not constituting an Event of Default;

(n)         unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members in accordance with GAAP;

(o)       Indebtedness assumed in connection with any Permitted Acquisition or other permitted Investment (provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition or other Investment) or incurred to finance a Permitted Acquisition or other Investment; provided that the aggregate principal amount of all such Indebtedness shall not exceed the greater of $15,000,000 and 7.2% of Annual Recurring Revenue for the most recently ended Test Period;

(p)         Indebtedness of Restricted Subsidiaries that are not Credit Parties (but only to the extent non‑recourse to the Credit Parties), and any guarantees thereof by Restricted Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed (taken together with any Indebtedness of Restricted Subsidiaries that are not Credit Parties pursuant to Section 6.01(r) and Section 6.01(s)) the greater of $10,000,000 and 4.8% of Annual Recurring Revenue for the most recently ended Test Period at any time outstanding;

(q)          the Senior Notes Indebtedness and Permitted Refinancings thereof;

(r)        unsecured Indebtedness (subject to compliance with the Required Debt Terms); provided that, immediately after giving effect to each such incurrence and the application of the proceeds therefrom, on a Pro Forma Basis (but without giving effect to any amounts incurred in connection herewith under the Fixed Incremental Amount) as of the date of determination and for the applicable Test Period the Total Net Annual Recurring Revenue Leverage Ratio does not exceed 4.50 to 1.00 at any time outstanding; provided further that the aggregate principal amount of Indebtedness incurred pursuant to this clause (r) by Restricted Subsidiaries that are not Credit Parties (taken together with any Indebtedness of Restricted Subsidiaries that are not Credit Parties pursuant to Section 6.01(p) and Section 6.01(s)) shall not exceed the greater of $10,000,000 and 4.8% of Annual Recurring Revenue for the most recently ended Test Period at any time outstanding;

(s)         Junior Secured Indebtedness, subject to compliance with the Required Debt Terms; provided that immediately after giving effect to each such incurrence and the application of the proceeds therefrom, on a Pro Forma Basis (but without giving effect to any amounts incurred in connection herewith under the Fixed Incremental Amount) as of the date of determination and for the applicable Test Period the Secured Net Annual Recurring Revenue Leverage Ratio does not exceed 2.60 to 1.00; provided further that the aggregate principal amount of Indebtedness incurred pursuant to this clause (s) by Restricted Subsidiaries that are not Credit Parties (taken together with any Indebtedness of Restricted Subsidiaries that are not Credit Parties pursuant to Section 6.01(p) and Section 6.01(r)) shall not exceed the greater of $10,000,000 and 4.8% of Annual Recurring Revenue for the most recently ended Test Period at any time outstanding;

(t)          additional Indebtedness of the Borrower and the other Restricted Subsidiaries; provided that, immediately after giving effect to any of incurrence of Indebtedness under this clause (x), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (x) shall not exceed the greater of $18,750,000 and 9.0% of Annual Recurring Revenue for the most recently ended Test Period at such time;

(u)         Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as (i) such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee and (ii) such letters of credit and bank guarantees (in each case, assuming they are fully drawn) issued pursuant to such permitted credit facility (together with all other Indebtedness under such permitted credit facility) does not exceed the amount permitted to be incurred pursuant to the applicable provisions of Section 6.01;

(v)          to the extent constituting Indebtedness, any contingent liabilities arising in connection with any stock options;

(w)       Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(x)      Earn-Outs, holdbacks and other similar deferred payment obligations (regardless of whether such amounts constitute Indebtedness, a “Deferred Payment Obligation”), in each case, incurred in connection with the any Permitted Acquisition or permitted Investment; provided that (i) the aggregate principal amount of such Deferred Payment Obligation shall not exceed $30,000,000 on a Pro Forma Basis as of the date of determination and for the applicable Test Period plus an unlimited amount so long as the Total Net Annual Recurring Revenue Leverage Ratio does not exceed 2.00 to 1.00 and (ii) no Deferred Payment Obligations shall be permitted to be paid unless immediately before and after such payment: (x) no Event of Default shall occur or be continuing either immediately before or immediately after giving effect to such payment, and (y) the Borrower and its Restricted Subsidiaries are in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.08 (as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to Administrative Agent);

(y)          Contingent Obligations in respect of guarantees of customer equipment leases; provided that the aggregate principal amount of all such Contingent Obligations shall not exceed the greater of $8,000,000 and 3.8% of Annual Recurring Revenue for the most recently ended Test Period;

(z)          Indebtedness representing deferred compensation to employees incurred in the ordinary course of business; provided that the aggregate principal amount of all such Indebtedness shall not exceed the greater of $5,000,000 and 2.4% of Annual Recurring Revenue for the most recently ended Test Period; and

(aa)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

The accrual of interest, the accretion of accreted value and the payment of PIK interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness and the amounts of such accruals and accretions shall not count as amounts of outstanding Indebtedness, for purposes of this Section 6.01.

Section 6.02         Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)          Liens for Taxes not yet due and payable or delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)         Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and (h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than thirty days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily by Requirements of Law on the assets of any Foreign Subsidiary;

(c)         any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b) does not secure an aggregate amount of Indebtedness (excluding any increase in such Indebtedness as a result of a PIK interest payment), if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom (any such Lien, an “Existing Lien”);

(d)       easements, rights‑of‑way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property and the value, use and occupancy thereof;

(e)          Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in an Event of Default;

(f)          Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds, statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to subclauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and cash equivalents (including Cash Equivalents);

(g)         Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property which is subject to Section 6.02(o)) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h)        any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense (other than interests of a licensee or sublicensee with respect to Intellectual Property, which is subject to Section 6.02(o)) permitted by this Agreement or the other Security Documents;

(i)          Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property, or in the case of any Material Property subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent;

(j)           Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(k)       Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Group Member;

(l)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non‑consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)        Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Group Member to the extent such acquisition or merger is permitted hereunder (and such Liens are not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Borrower) to the lienholders than such existing Lien and do not secure Indebtedness permitted hereunder;

(n)          (i) Liens granted pursuant to the Security Documents to secure the Secured Obligations (including Indebtedness incurred pursuant to Section 2.20, Section 2.21 and Section 2.22 hereof) and (ii) any Liens securing Permitted Pari Passu Refinancing Debt; provided, in each case, that such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions referenced above in this Section 6.02(n);

(o)         non-exclusive licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p)          the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)          Liens securing Hedging Obligations permitted by Section 6.01(d);

(r)          Liens securing reimbursement obligations in respect of documentary letters of credit, bankers’ acceptances or other similar instruments issued pursuant to Section 6.01(u); provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(s)          Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03;

(t)         Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u)          Liens granted by a Restricted Subsidiary (i) that is not a Credit Party in favor of any other Restricted Subsidiary in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such other Restricted Subsidiary and permitted hereby or (ii) in favor of any Credit Party;

(v)         Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto permitted under Section 6.01(k);

(w)        Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)         Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the greater of $18,750,000 and 9.0% of Annual Recurring Revenue for the most recently ended Test Period at any time;

(y)         Liens on assets or property of Restricted Subsidiaries that are not Credit Parties securing Indebtedness and other obligations of Restricted Subsidiaries that are not Credit Parties permitted to be incurred pursuant to Section 6.01;

(z)         Liens securing Indebtedness incurred pursuant to Section 6.01(l) (provided that, with respect to Indebtedness incurred pursuant clause (iv) thereof, any such Lien shall be subordinated to the liens securing the Obligations pursuant to a subordination agreement  reasonably acceptable to the Administrative Agent), to the extent permitted by Section 6.01(l) from being be secured;

(aa)       Liens securing Indebtedness incurred pursuant to Section 6.01(o) (so long as, in the case of clause (o)(i), such Liens secure only the same assets (and any after acquired assets pursuant to any after-acquired property clause in the applicable security documents) and the same Indebtedness that such Liens secured, immediately prior to the assumption of such Indebtedness, and so long as such Liens were not created in contemplation of such assumption);

(bb)       Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc)      Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of the Borrower or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(dd)       restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof; and

(ee)        Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(s).

Section 6.03       Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)          the Group Members may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)        (i) Investments outstanding, contemplated, or made pursuant to binding commitments in effect on the Closing Date and identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided that (x) the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.03 and (y) with respect to contemplated Investments until initially consummated, the terms of such modification, replacement, renewal, reinvestment or extension of such Investment are not materially less favorable to the Borrower or any Restricted Subsidiary than the terms of any such scheduled Investment;

(c)         the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and cash equivalents (including Cash Equivalents), (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)          Hedging Obligations permitted by Section 6.01(d);

(e)         Investments (i) by any Group Member in a Credit Party, (ii) by any Group Member that is not a Credit Party in any other Group Member and (iii) by any Credit Party in any Restricted Subsidiary that is not a Credit Party; provided that Investments under this clause (e)(iii) (together (without duplication) with outstanding intercompany Indebtedness outstanding under Section 6.01(l)(iii)) by the Borrower or a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor shall not exceed, at any time outstanding $15,000,000;

(f)        Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g)          Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(h)          Permitted Acquisitions;

(i)           pledges and deposits by any Group Member permitted under Section 6.02;

(j)           Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(k)        Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with any Group Member (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(l)           Contingent Obligations and other Indebtedness permitted by Section 6.01, performance guarantees, and transactions permitted under Section 6.04;

(m)         [reserved];

(n)          Investments in deposit and investment accounts opened in the ordinary course of business with financial institutions;

(o)          unsecured intercompany advances by any Group Member to the Borrower for purposes and in amounts that would otherwise be permitted to be made as Dividends to the Borrower pursuant to Section 6.06; provided that the principal amount of any such loans shall reduce dollar‑for‑dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section;

(p)        Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sale (or other disposition) or Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure);

(q)        Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $10,000,000 and 4.8% of Annual Recurring Revenue for the most recently ended Test Period at any time outstanding;

(r)           purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(s)         (i) leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members and (ii) non-exclusive licenses and sublicenses of Intellectual Property permitted under Section 6.02 including loans and advances to licensees in connection therewith on an arm’s length basis;

(t)         Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock and Equity Cure Contributions) of the Borrower which are Not Otherwise Applied and that are received within the year preceding any such Investments;

(u)        Investments in joint ventures of any Group Member or the Borrower; provided that the aggregate amount of such Investments outstanding at any time under this clause (w) shall not exceed the greater of $12,500,000 and 6.0% of Annual Recurring Revenue for the most recently ended Test Period;

(v)          [reserved];

(w)        other Investments in an aggregate amount at any time not to exceed (taken together with any Investments pursuant to Section 6.03(bb)) the greater of $25,000,000 and 12% of Annual Recurring Revenue for the most recently ended Test Period at any time outstanding; plus the aggregate total of all other amounts available as a Restricted Debt Payment under Section 6.09(a)(H), which the Borrower may, from time to time, elect to reallocate to the making of Investments pursuant to this Section 6.03(w) (which re-allocation will reduce the amount available thereunder on a dollar-for-dollar basis for so long as, and to the extent that, the Investment made using such reallocated amount remains outstanding);

(x)        to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with the Group Members’ historical practices and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(y)          advances of payroll payments to employees in the ordinary course of business;

(z)          [reserved];

(aa)       Investments in the ordinary course of business (x) consisting of customary commercial arrangements and agreements, including program and course agreements, consistent with past practices and (y) in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to distributors, customers or clients;

(bb)       Investments in similar businesses in an aggregate amount outstanding at any time not to exceed (taken together with any Investments pursuant to Section 6.03(w)) the greater of $25,000,000 and 12% of Annual Recurring Revenue for the most recently ended Test Period; provided that, at the time of making such Investment no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom; and

(cc)      reorganizations and other activities related to tax planning; provided that, in the reasonable business judgment of the Borrower (in consultation with the Administrative Agent), after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral (taken as a whole) granted to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders.

The amount of any Investment under this Section 6.03 shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits,  distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof) and less all liabilities expressly assumed by another person in connection with the sale of such Investment, provided that in no instance shall the amount of any Investment under this Section 6.03 be reduced below zero pursuant to this paragraph

Notwithstanding anything herein to the contrary, Investments in Unrestricted Subsidiaries shall only be permitted pursuant to Section 6.03(q).

Section 6.04       Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a)          Asset Sales or other dispositions in compliance with Section 6.05 (other than clause (d) thereof);

(b)          Investments permitted pursuant to Section 6.03 (other than clause (n) thereof);

(c)          (x) any Group Member may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower, and such Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving such Subsidiary Guarantor (other than mergers or consolidations involving the Borrower)) and (y) any Restricted Subsidiary (other than the Borrower) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary that is not a Guarantor;

(d)        a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e)          any Restricted Subsidiary (but not the Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that (i) such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect and (ii) any property or assets of such Restricted Subsidiary that is a Credit Party that exist immediately prior to such dissolution, liquidation or winding up shall be transferred to a Credit Party upon such dissolution, liquidation or winding up; and

(f)          the Closing Date Acquisition.

Section 6.05          Asset Sales.  Sell, lease, assign, transfer or otherwise dispose of any property, except that the following shall be permitted:

(a)          (x) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (y) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, immaterial or no longer economically practicable to maintain or (z) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Borrower, immaterial or no longer used or useful in the business, or can be exchanged for consideration that is of greater value than such property so long as, in the cause of this clause (a)(z), such sales, transfers, leases and other dispositions do not exceed $500,000 in any fiscal year;

(b)         any sale, lease, assignment, transfer or disposition; provided that (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as reasonably determined by the Borrower in good faith), (ii) no Event of Default shall have occurred and be continuing, (iii) the Net Cash Proceeds of such sale, lease, assignment, transfer or disposition shall be applied in accordance with Section 2.10(c), and (iv) with respect to any aggregate consideration received in respect thereof in excess of $6,250,000, at least 75% of the purchase price for all property subject to such sale, lease, assignment, transfer or disposition shall be paid in cash or Cash Equivalents (with assumed liabilities treated as cash and other Designated Noncash Consideration treated as cash) so long as the total Designated Noncash Consideration outstanding at any time does not exceed the greater of $7,500,000 and 3.5% of Annual Recurring Revenue for the most recently ended Test Period in the aggregate;

(c)        (x) leases, assignments and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members and (y) non-exclusive licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d)          transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e)         Investments in compliance with Section 6.03, Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f)         sales of any non‑core assets (i) acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 or (ii) to obtain the approval of an anti-trust authority or required to comply with any order of any other agency, authority or regulatory body or Requirements of Law (including, in each case, in connection with a Permitted Acquisition or other permitted Investment);

(g)       sales, discounts, disposals or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement) in the ordinary course of business in connection with settlement, collection or compromise thereof;

(h)          use of cash and disposition of Cash Equivalents in the ordinary course of business;

(i)          sales, transfers, leases and other dispositions of Real Property to the extent required by any Governmental Authority or otherwise required by any Requirements of law;

(j)          sales, transfers, leases and other dispositions (i) to the Borrower or to any other Credit Party, (ii) to any Restricted Subsidiary that is not a Credit Party from another Restricted Subsidiary that is not a Credit Party, or (iii) to any of the Restricted Subsidiaries that are not Credit Parties from a Credit Party, so long as, such sales, transfers, leases and other dispositions pursuant to this clause (j)(iii) do not exceed $10,000,000;

(k)        sales, transfers, leases and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(l)         sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(g) or another asset received as consideration for the disposition of any asset permitted by this Section 6.05;

(m)         sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n)          any concurrent purchase and sale, swap or exchange of any asset used or useful in the business of the Borrower and the other Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between the Borrower or a Restricted Subsidiary on one hand and another person on the other;

(o)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p)          the disposition, unwinding or terminating of Hedging Agreements not entered into for speculative purposes or the transactions contemplated thereby;

(q)          other sales or dispositions in an amount not to exceed $5,000,000 per fiscal year;

(r)          Sale Leaseback Transactions in an amount not to exceed $5,000,000 in the aggregate;

(s)          the sale or disposition of Unrestricted Subsidiaries;

(t)           the surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business;

(u)          Permitted Liens; and

(v)          dispositions scheduled on Schedule 6.05.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Credit Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and, at the request of the Borrower, the Agents shall take all actions they reasonably deem appropriate in order to effect the foregoing.

Notwithstanding anything herein to the contrary, no Credit Party shall directly or indirectly sell, transfer, assign, grant any exclusive license to, contribute to, or otherwise dispose of, any material Intellectual Property to any Person that is not a Credit Party (including, without limitation, by way of selling, transferring, or otherwise disposing of any Credit Party that owns any such Intellectual Property or has been granted any exclusive license to any such Intellectual Property owned by a Credit Party).

Section 6.06          Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the proviso in Section 6.03(o)):

(a)         Dividends by any Group Member (x) to the Borrower or any Subsidiary Guarantor and (y) to any Subsidiary that is not a Guarantor; provided that any such Dividend under this clause (y) is either (I) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (II) if paid in cash, is paid to all shareholders on a pro rata basis;

(b)         for any taxable period for which the Borrower or any Subsidiaries of the Borrower are members of a consolidated, combined, unitary, or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes (a “Tax Group”) of which the Borrower (or any direct or indirect parent company of the Borrower) is the common parent, the Borrower and the Borrower’s Subsidiaries may make Dividends, directly or indirectly, to the Borrower (and the Borrower may pay to any direct or indirect parent company of the Borrower) to permit the parent of such Tax Group to pay any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by the parent of such Tax Group for such taxable period, but only to the extent attributable to the Borrower and/or Subsidiaries of the Borrower, provided that Dividends in respect of an Unrestricted Subsidiary shall be permitted only to the extent that Dividends were made by such Unrestricted Subsidiary to such Group Member or any of its Subsidiaries for such purpose; provided further that (x) the amount of Dividends permitted to be made under this Section 6.06(b) for any taxable period shall not exceed the lesser of (A) the amount of such Taxes that would have been due and payable by the Borrower and/or the applicable Subsidiaries of the Borrower had the Borrower and/or such Subsidiaries of the Borrower, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (B) the actual Tax liability of the Borrower for such taxable period, (y) to the extent that such Taxes are attributable to Subsidiaries of the Borrower that are not Credit Parties, such Taxes must be funded by such Subsidiaries and (z) if the Borrower receives a refund from a Governmental Authority in respect of any amounts paid pursuant to this Section 6.06(b), any subsequent distributions pursuant to this Section 6.06(b) shall be reduced by the amount of such refund;

(c)        repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof and satisfaction of any tax obligations related thereto;

(d)         the fees, payments and expenses made in connection with the Transactions or used to fund amounts owed to equityholders in connection therewith, in each case to the extent permitted by Section 6.07 (other than clause (a) thereof);

(e)          [reserved];

(f)          Dividends made solely in Equity Interests of the Borrower (other than Disqualified Capital Stock);

(g)         so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, Dividends to the extent that payment for such Dividends is made solely with cash contributions from the substantially concurrent issuance of Equity Interests (other than Disqualified Capital Stock and Equity Cure Contributions) of the Borrower, which are Not Otherwise Applied;

(h)          [reserved];

(i)          so long as no Default or Event of Default shall have occurred and be continuing on the date of declaration of any such Dividend or would result therefrom, the Borrower may make Dividends with respect to any Equity Interest in any amount of up to 6% per annum of the market capitalization of the applicable public filing entity and its Subsidiaries; and

(j)          so long as no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, additional Dividends may be made to any equity holder of the Borrower in an aggregate amount not to exceed $10,000,000.

Section 6.07          Transactions with Affiliates.  Except as otherwise permitted hereunder, enter into, directly or indirectly, any transactions, whether or not in the ordinary course of business, with any Affiliate of any Group Member (other than among the Borrower and any Guarantor or any entity that becomes a Subsidiary Guarantor or a Borrower as a result of such transactions), other than on terms and conditions at least as favorable to such Group Member (or, in the case of a transaction between a Credit Party and a Subsidiary that is not a Credit Party, such Credit Party) as would reasonably be obtained by such Group Member at that time in a comparable arm’s‑length transaction with a person other than an Affiliate (as reasonably determined by the Borrower), except that the following shall be permitted:

(a)        transactions among the Borrower and/or any Restricted Subsidiaries that are Guarantors (or transactions solely among Restricted Subsidiaries that are not Guarantors) which are not otherwise prohibited by this Agreement or the Loan Documents;

(b)        director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c)         transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise permitted by the Loan Documents;

(d)          transactions in furtherance of consummating any reorganization or other activity related to tax planning otherwise permitted hereunder to the extent that after giving effect thereto, in the reasonable business judgment of the Borrower (in consultation with the Administrative Agent), there is no material adverse impact on the value of the (A) Collateral (taken as a whole) granted to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders;

(e)          any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of the Borrower;

(f)          agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of the Credit Parties or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(g)          any other agreement, arrangement or transaction as in effect on the Closing Date and listed on Schedule 6.07, and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders;

(h)          the Transactions as contemplated by the Transaction Documents, including the payment of any fees, costs or expenses related to such Transactions;

(i)          transactions entered into by any Unrestricted Subsidiary with an Affiliate prior to the re-designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such re-designation; and

(j)          the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Closing Date Acquisition Agreement and any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (l) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date.

Section 6.08          Financial Covenants.

(a)          Minimum Liquidity.  Permit Liquidity, as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ended June 30, 2021, to be less than $20,000,000.

(b)         Maximum First Lien Net Annual Recurring Revenue Leverage Ratio.  Commencing with the fiscal quarter of the Borrower ended June 30, 2021, permit the First Lien Net Annual Recurring Revenue Leverage Ratio as of the last day of and for any Test Period set forth below to be greater than the ratio set forth below opposite such Test Period below:

Test Period Ended	First Lien Net Annual Recurring Revenue Leverage Ratio
June 30, 2021	2.60:1.00
September 30, 2021	2.35:1.00
December 31, 2021	2.20:1.00
March 31, 2022	2.10:1.00
June 30, 2022	2.00:1.00
September 30, 2022	1.90:1.00
December 31, 2022	1.80:1.00
March 31, 2023	1.70:1.00
June 30, 2023	1.60:1.00
September 30, 2023	1.50:1.00
December 31, 2023	1.40:1.00
March 31, 2024 and thereafter	1.30:1.00

Section 6.09          Prepayments of Certain Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

(a)        Directly or indirectly make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, or any prepayment or redemption as a result of any Asset Sale, change of control or similar event of, any Indebtedness for borrowed money outstanding under documents evidencing any (x) Indebtedness that is secured on a junior lien basis to the Obligations, (y) Indebtedness that is unsecured or (z) Subordinated Indebtedness (“Restricted Debt Payment”) except (A) [reserved], (B) in connection with any Permitted Refinancing thereof; (C) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (1) in the case of any Group Member that is not a Credit Party, any Indebtedness owing by such Group Member to any other Group Member, (2) otherwise, any Indebtedness owing to any Credit Party and (3) so long as no Event of Default is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (D) making regularly scheduled payments of interest in respect of such Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower other than a Credit Party or (if owed by a Restricted Subsidiary that is not a Credit Party) any Restricted Subsidiary) and payments of fees, expenses and indemnification obligations thereunder but only to the extent, in each case, not restricted by the Intercreditor Agreement or subordination agreement with respect thereto, (E) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock or Equity Cure Contributions) of the Borrower, which are and Not Otherwise Applied and are received substantially concurrently with such Restricted Debt Payment, (F) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of the Borrower, (G) any AHYDO catch-up payments with respect thereto, (H) so long as no Event of Default has occurred and is then continuing, making prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness in an aggregate amount not to exceed the greater of $10,000,000 and 4.8% of Annual Recurring Revenue for the most recently ended Test Period, (I) [reserved], (J) any payments of intercompany obligations permitted under an intercompany subordination agreement or the other subordination terms approved by the Administrative Agent pursuant to Section 6.01(l) hereunder, and (K) in connection with the refinancing or exchange of any Indebtedness acquired in connection with a Permitted Acquisition or similar Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar Investment to the extent such refinancing is permitted hereunder;

(b)         amend, modify or change in any manner material and adverse to the interests of the Lenders any term or condition of the Senior Notes Indebtedness, if any without the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); and

(c)          terminate, amend, modify or change any of its Organizational Documents other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Lenders.

Section 6.10        No Further Negative Pledge; Subsidiary Distributions.  Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Credit Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Agreement and the other Loan Documents, and any documents governing any Incremental Facility or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof; (ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations; (iv) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (v) customary restrictions on cash or other deposits; (vi) net worth provisions in leases and other agreements (including receivables facilities) entered into by a Group Member in the ordinary course of business; (vii) contractual encumbrances or restrictions existing on the Closing Date; and (viii) any prohibition or limitation that (I) exists pursuant to applicable Requirements of Law, (II) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Credit Party or any Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (III) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Credit Party or a Subsidiary, or (IV) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (viii) of this Section 6.10; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.11         Nature of Business.  The Borrower and its Restricted Subsidiaries will not engage in any material line of business other than those material lines of business substantially similar to the lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 6.12        Fiscal Year.  Change its fiscal year end date to a date other than December 31, other than with the previous written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

ARTICLE VII
GUARANTEE

Section 7.01        The Guarantee.  Each Guarantor and the Borrower hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and its successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, or acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Credit Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor and the Borrower hereby jointly and severally agree that if, in the case of such Guarantor, the Borrower or any other Guarantor, and in the case of the Borrower, any Guarantor, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Borrower and the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02        Obligations Unconditional.  The obligations of the Guarantors and, as applicable, the Borrower under Section 7.01 shall constitute a guaranty of payment and performance (and not collection) of Guaranteed Obligations and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full of the Guaranteed Obligations). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Credit Parties hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)          at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)         any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (except for Payment in Full of the Guaranteed Obligations);

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)         any Lien or security interest granted to, or in favor of, any Lender, Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be valid and perfected;

(e)          any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have and without limiting the generality of the foregoing but other than with respect to any rights expressly set forth herein or in any other Loan Document, each Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Credit Party in its capacity as a guarantor under applicable law; or

(f)           the release of any other Guarantor pursuant to Section 7.09 or 9.10.

The Credit Parties hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices expressly required hereby or by any other Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any other Credit Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Credit Parties waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and/or the Guarantors on the one hand and the Secured Parties on the other hand shall likewise be presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance of the Guaranteed Obligations without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower  or any other Credit Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Without limitation of the foregoing, each Credit Party waives all rights and defenses arising out of any applicable Laws and applicable case law to the effect that a guarantor may be discharged if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor under Article 9 of applicable Uniform Commercial Code or otherwise takes or fails to take any action that prejudices such Credit Party.  Each Credit Party waives any rights it may have to require the Administrative Agent or any other Secured Party first to take any specific or particular action under the Loan Documents (or with respect to the Collateral).  If the Administrative Agent or any other Secured Party decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, the Administrative Agent or such Secured Party shall retain all of its rights under the Loan Documents.  Each Credit Party that is a Guarantor waives any right it has to terminate or revoke the continuing nature of the Guaranty (and its application to any Obligations covered by such Guaranty arising after any attempt to terminate the Guaranty).

Section 7.03       Reinstatement.  The obligations of the Credit Parties under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded, must be otherwise restored by any holder of any of the Guaranteed Obligations or is returned on the reasonable advice of counsel, in each case, as a result of any proceedings in bankruptcy or reorganization or pursuant to a Debtor Relief Law.

Section 7.04         Subrogation; Subordination.  Each Credit Party hereby agrees that, until the Obligations have been Paid in Full and the Commitments have been terminated or expired, it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation, contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations (provided however, that such rights and remedies shall remain waived and released at any time that any Agent (or any of the Secured Parties (with or through their designees)) has acquired all or any portion of the Collateral by credit bid, strict foreclosure or through any other exercise of remedies available pursuant to the Loan Documents). Any Indebtedness of any Credit Party permitted pursuant to Section 6.01(l) shall be subordinated to such Credit Party’s Guaranteed Obligations pursuant to customary intercreditor arrangements satisfactory to the Administrative Agent; provided that upon the Payment in Full of the Guaranteed Obligations and the expiration or termination of the Commitments of the Lenders under this Agreement, without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Administrative Agent and the Lenders, and may exercise their rights of contribution pursuant to Section 7.10, in each case to the extent of any payment hereunder.

Section 7.05        Remedies.  Subject to the terms of any applicable Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06      Instrument for the Payment of Money.  Each Guarantor and the Borrower hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor or the Borrower in the payment of any moneys due hereunder, shall have the right to bring a motion or action under New York CPLR Section 3213.

Section 7.07       Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08        General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor or the Borrower under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor or the Borrower, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09       Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (including without limitation by way of merger, consolidation or amalgamation) (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Guarantor, such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, the Collateral Agent shall (at the expense and request of the Borrower) take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents; provided that in each case of this Section 7.09, upon the Collateral Agent’s reasonable request, the Borrower shall have delivered to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with the Credit Agreement and the other Loan Documents and that such release is permitted hereby.

Section 7.10          Right of Contribution.  Each Guarantor hereby agrees that to the extent that such Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally.  Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent  and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01         Events of Default.  For so long as this Agreement remains outstanding, upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)          default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including the Maturity Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b)          default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of any Group Member in any Loan Document, Borrowing Request or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of thirty (30) days (provided that such 30-day grace period shall not apply to the Specified Representations);

(d)          default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Section 5.02(a) or Section 5.03(a) (only with respect to legal existence in the Borrower’s state of organization), Section 5.08, Section 5.10, Section 5.12, Section 5.15 or in Article VI; provided, that an Event of Default under Section 6.08 is subject to a cure pursuant to Section 8.03;

(e)          default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document other than those specified in clauses (a), (b) or (d) immediately above or those specified in clause (m) below and such default shall continue unremedied or shall not be waived for a period of thirty (30) days; provided that, in the first instance a default continues unremedied or is not waived for such thirty (30) day period, an additional period of thirty (30) days from the end of such initial period shall be provided in order to remedy such default before such default becomes an Event of Default under this clause (e);

(f)          any Credit Party shall fail to (i) pay any principal or interest, due in respect of the Senior Notes Indebtedness or any other Indebtedness (other than the Obligations, any letters of credit set forth on Schedule 6.01(b) and intercompany Indebtedness), when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of notice but taking into account any applicable grace periods or waivers), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is permitted under this Agreement and such Indebtedness is repaid in accordance with its terms) or (y) Indebtedness that is convertible into Equity Interests and converted into Equity Interests in accordance with its terms and such conversion is permitted hereunder; provided, further, that no Event of Default shall occur pursuant to this clause (f) unless the aggregate outstanding principal amount of any such Indebtedness (other than the Senior Notes Indebtedness or any other Indebtedness that is subject to a pari passu Intercreditor Agreement with the Term Loans) referred to in clauses (i) and (ii) exceeds $10,000,000 (provided that, such failure is unremedied and is not waived by the holders of such Indebtedness);

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member (other than any Immaterial Subsidiary), or of all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for all or substantially of the property of any Group Member (other than any Immaterial Subsidiary); or (iii) the winding‑up or liquidation of any Group Member (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         any Group Member (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for a substantial part of the property of any Group Member (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability, or fail generally to, pay its debts as they become due; or (vii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;

(i)        there is entered against any Credit Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) final, non-appealable judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance or a third-party indemnification agreement) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days or any action shall be legally taken by a judgment creditor to levy upon properties of any Credit Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) to enforce any such judgment (other than the filing of a judgment Lien);

(j)        any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the Payment in Full of all of the Obligations and termination of the Commitments, ceases to be in full force and effect or ceases (in the case of any Security Document) to create a valid and perfected first priority lien (subject to Permitted Liens) on the Collateral covered thereby; or any Credit Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies in writing that it has any or further liability or obligation under any material provision of any Loan Document (other than as a result of Payment in Full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any material provision of any Loan Document;

(k)         there shall have occurred an ERISA Event that, when taken either alone or together with all other ERISA Events, would reasonably be expected to have a Material Adverse Effect;

(l)           there shall have occurred a Change in Control; or

(m)       default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Section 5.01 and such default shall continue unremedied or shall not be waived for a period of ten (10) days after the applicable deadline for delivery set forth in Section 5.01.

then, and in every such event (other than an event with respect to a Credit Party described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the prior consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments (if any) and (ii) declare the Loans and then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to the events described in clause (g) or (h) above with respect to a Credit Party, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02       Application of Proceeds.  Subject to the terms of any applicable Intercreditor Agreement, the proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Administrative Agent or the Collateral Agent, as the case may be, in accordance with the terms of the Loan Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent, as the case may be, as follows:

(a)        first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(b)         second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)         third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and any premium thereon), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)          fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations; and

(e)        fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Section 8.03         Equity Cure

(a)         Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.03(b), solely for the purpose of determining whether an Event of Default has occurred pursuant to Section 6.08(b) (the “Recurring Revenue Covenant”) as of the end of and for any Test Period ending on the last day of any fiscal quarter with respect to which either Recurring Revenue Covenant is tested (such fiscal quarter, a “Recurring Revenue Cure Quarter”), the Borrower shall have the right to issue equity, directly or indirectly (which equity shall be common equity, perpetual preferred equity (provided that such perpetual preferred equity shall not have any redemption event or require any cash payments prior to the date that is 91 days after the Latest Maturity Date and shall not be Disqualified Capital Stock), or shall otherwise be in a form reasonably acceptable to the Administrative Agent) in exchange for cash, on or after the first day of such Recurring Revenue Cure Quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Recurring Revenue Cure Quarter or the fiscal year ending on the last day of such Recurring Revenue Cure Quarter, as applicable (the “Recurring Revenue Cure Expiration Date”) and such cash will, if so designated by the Borrower, decrease Consolidated Total Funded Indebtedness by way of application to prepay the Term Loans in accordance with Section 2.10(b), for purposes of determining compliance with the Recurring Revenue Covenant as of the end of and for the Test Period ending on the last day of such Recurring Revenue Cure Quarter applied to decrease Consolidated Total Funded Indebtedness (any such equity contribution, an “Equity Cure Contribution,” and the amount of such Equity Cure Contribution, the “Cure Amount”); provided that (i) cash proceeds of such Equity Cure Contribution shall not constitute Unrestricted Cash for “cash netting” purposes, (ii) such Equity Cure Contributions shall be applied to prepay the Term Loans in accordance with Section 2.10(b), and (iii) such Equity Cure Contribution is Not Otherwise Applied. All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated Total Funded Indebtedness for the purpose of determining compliance with the Recurring Revenue Covenant as of the end of and for the Test Period ending on the last day of such Recurring Revenue Cure Quarter, including being disregarded for purposes of any baskets with respect to the covenants contained in Article VI (other than Section 6.08).  Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by the Borrower in an amount necessary to cause the Borrower to be in compliance with the Recurring Revenue Covenant as of the end of and for the Test Period ending on the last day of such applicable Recurring Revenue Cure Quarter, the Recurring Revenue Covenant shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Recurring Revenue Covenant and any Default or Event of Default related to any failure to comply with the Recurring Revenue Covenant shall be deemed not to have occurred for purposes of the Loan Documents and (B) upon receipt by the Administrative Agent of a notice from the Borrower stating the Borrower’s intent to cure such Event of Default (“Notice of Intent to Cure”) prior to the making of an Equity Cure Contribution (but in any event no later than the applicable Cure Expiration Date): (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Recurring Revenue Covenant unless such failure is not cured by the making of an Equity Cure Contribution on or prior to the applicable Cure Expiration Date, (ii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of Section 6.08(b) unless the Equity Cure Contribution is not made on or before the Recurring Revenue Cure Expiration Date and (iii) if the Equity Cure Contribution is not made on or before the Recurring Revenue Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time.

(b)          There shall be (i) no more than five (5) Equity Cure Contributions made during the term of this Agreement and (ii) no more than two (2) Equity Cure Contributions made during any four consecutive fiscal quarters. No Equity Cure Contribution shall be any greater than the minimum amount required to cause the Borrower to be in compliance with the Recurring Revenue Covenant in the applicable Recurring Revenue Cure Quarter.

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01         Appointment and Authority.

(a)          Appointment of Administrative Agent.  Each Lender   hereby appoints Owl Rock (together with any successor Administrative Agent pursuant to Section 9.09) as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)          Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.01(g) or (h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)          Limited Duties.  Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 10.04(b) with respect to the Register and in Section 9.11 with respect to the other Secured Parties), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent” and “Collateral Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 9.02        Binding Effect.  Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, such greater or other proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.03         Use of Discretion.

(a)         No Action without Instructions.  The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, such greater or other proportion of the Lenders).

(b)          Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirements of Law.

Section 9.04         Delegation of Rights and Duties

.  The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article IX to the extent provided by the Administrative Agent.

Section 9.05         Reliance and Liability.

(a)         The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04(b), (ii) rely on the Register to the extent set forth in Section 10.04(c), (iii) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by electronic or other information transmission systems) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties; and

(b)         None of the Administrative Agent and its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Credit Parties hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)         shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)         shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)       makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party or any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and each of the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 9.06        Administrative Agent Individually.  The Administrative Agent and its Affiliates may make loans and other extensions of credit to acquire Equity Interests in, and/or engage in any kind of business with, any Credit Party or any Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders respectively.

Section 9.07         Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document (including the Information) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Administrative Agent or any of its Related Parties.

Section 9.08         Expenses, Indemnification.

(a)          Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s pro rata share with respect to the Commitments of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)        Each Lender further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Credit Party), from and against such Lender’s aggregate pro rata share with respect to the liabilities (including to the extent not indemnified pursuant to Section 9.08(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any other Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)         To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment is made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 9.08(c).

Section 9.09         Resignation of Administrative Agent.

(a)          The Administrative Agent may resign as Administrative Agent (which resignation shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing) at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.09; provided that any such notice provided by the Administrative Agent shall provide for at least thirty (30) days prior notice of such resignation unless the Borrower shall expressly consent in writing to a shorter notice period in its sole discretion.  If the Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders.  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent and Collateral Agent, if applicable, which is not a Disqualified Institution, which shall be either (i) a Lender or (ii) a bank with an office in the United States and having capital surplus aggregating in excess of $300,000,000, or an Affiliate of any such bank with an office in the United States, with any prohibited appointment to be absolutely void ab initio.  If after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent and Collateral Agent, if applicable, has been appointed by the Required Lenders and consented to by the Borrower that has accepted such appointment, then the retiring Administrative Agent (other than to the extent subject to an Agent-Related Distress Event) may, on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent, if applicable.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld, conditioned or delayed but shall not be required during the continuance of a Default or Event of Default under Section 8.01(a), (b), (g), or (h).

(b)         Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 9.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent and Collateral Agent, if applicable, under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 9.10        Release or Subordination of Collateral or Guarantors; Entry into Intercreditor Agreements.  Each Lender hereby consents to the automatic release provisions contained in this Agreement and the other Loan Documents and hereby directs the Administrative Agent and Collateral Agent, as applicable, to do the following:

(a)          release any Subsidiary Guarantor from its guaranty of any Obligation of any Credit Party in accordance with Section 7.09 (including, for the avoidance of doubt, if all of the Equity Interests of such Subsidiary Guarantor owned by any Credit Parties are sold in a sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale, such Subsidiary Guarantor would not be required to guaranty any Secured Obligations pursuant to Section 5.10); provided that, notwithstanding anything herein to the contrary, the Administrative Agent shall not be authorized to release any Guaranty in the event that a Subsidiary becomes an Excluded Subsidiary by virtue of a conveyance, sale, transfer or other disposition of Equity Interests unless such disposition is a good faith conveyance, sale, transfer or other disposition to a bona-fide unaffiliated third party whose primary purpose is not the release of such Guarantee;

(b)          release or, in the case of clause (ii), release or subordinate, any Lien held by the Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by a Credit Party in a sale or disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.10 after giving effect to such sale or disposition have been granted (and the Collateral Agent may rely conclusively on a certificate to that effect provided by any Credit Party upon its reasonable request without further inquiry, any which such certificate of a Responsible Officer of a Credit Party shall be conclusive evidence that such requirements have been satisfied), (ii) any property subject to a Lien permitted hereunder in reliance upon Section 6.02(c) (to the extent applying to Liens on Permitted Refinancings described therein), (k), (m), (v), or (aa) (as it pertains to Section 6.01(o)(i)) to the extent required by the documents evidencing such Lien, (iii) all of the Collateral and all Credit Parties, in the case of this clause (iii) upon the Payment in Full of the Obligations, (iv) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary as permitted hereunder (including, in connection with the property of such Unrestricted Subsidiary or the Equity Interests thereof), (v)  any Collateral to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (vi) any Collateral if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.02), (vii) any Collateral as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents, or (viii) any Property if such Property constitutes Excluded Property;

(c)         subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is expressly permitted to be senior to the Liens securing the Secured Obligations pursuant to Section 6.02;

(d)         release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(e)         enter into any Intercreditor Agreement or other subordination agreement it deems reasonable in connection with any refinancing Indebtedness (including, without limitation, Permitted Pari Passu Refinancing Debt and Permitted Unsecured Refinancing Debt), or other obligations permitted hereunder, and that if any such Intercreditor Agreement or other subordination agreement is posted to the Lenders three (3) Business Days before being executed and the Required Lenders shall not have objected to such Intercreditor Agreement or other subordination agreement, the Required Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement or other subordination agreement is reasonable and to have consented to such Intercreditor Agreement or other subordination agreement and such Agent’s execution thereof.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release and/or evidence the release of the guaranties, Liens or Guarantors, as applicable, when and as directed in this Section 9.10.  Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral (to the extent otherwise applicable pursuant to the terms of the Loan Documents, and for the avoidance of doubt other than in the case of any Excluded Property) except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be automatically released from the Guarantees upon consummation of any transaction permitted by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary (other than as a result of such Subsidiary ceasing to constitute a Wholly-Owned Restricted Subsidiary).  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.10, all without the further consent or joinder of any Lender and without any representation or warranty of any such Agent or Lender.

Section 9.11        Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article IX, Section 2.14(d) and Sections 10.03(c), 10.09, 10.10 and 10.12 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 9.12         Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)        the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

Section 9.13         Erroneous Payments.

(a)         If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)         an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)         such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative pursuant to this Section 9.13(b).

(c)          Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)         In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)       Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

Section 10.01       Notices.

(a)         Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

if to any Credit Party, to the Borrower at:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention:	Bryan Menar, Chief Financial Officer
Cathy A. King, Vice President & General Counsel
E-mail:	bryan_menar@partech.com
cathy_king@partech.com

and (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:	Aaron F. Adams
Tel: (212) 351-2494
Email: AFAdams@gibsondunn.com

if to the Administrative Agent or the Collateral Agent at:

Owl Rock First Lien Master Fund, L.P.
399 Park Avenue, 38th Floor
New York, NY 10022
Attention: Bryan Cole
Phone: 212-419-3035
Email: adminagent@owlrock.com

with a copy to (which shall not constitute notice):

Proskauer Rose LLP
One International Place
Boston, MA 02110-2600
Attention: Gary J. Creem
Phone: (617) 526-9637
Email: gcreem@proskauer.com

if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices sent by electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement); provided that if such notice or other communication is not sent by 6:00 p.m. New York City time on a Business Day for the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Notices delivered through electronic communications (other than electronic mail) to the extent provided in clause (b) below, shall be effective as provided in said clause (b).  Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the Borrower, the Agents and the Lenders.

(b)        Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (excluding electronic mail (which is covered above in clause (a)) but including Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each of the Administrative Agent, the Collateral Agent and the Borrower may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address, etc.  Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

(d)         Posting.  Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non‑excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e‑mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(e)        Platform.  Each Credit Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non‑appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct.

(f)          Public/Private.  (i) Each Credit Party hereby authorizes the Administrative Agent to distribute (A) to Public Siders all Communications that the Borrower identifies in writing as containing no MNPI (“Public Side Communications”), and the Borrower represents and warrants that no such Public Side Communications contain any MNPI, and, at the reasonable written request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders all Communications other than Public Side Communications (such Communications, “Private Side Communications”).  The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a) and (b) as Private Side Communications.  “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI.  “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market‑related activities with respect to the Borrower’s or its Affiliates’ securities or loans.  “MNPI” shall mean material non‑public information (within the meaning of United States federal securities laws assuming that the Borrower is a public reporting company under federal securities laws (regardless of whether the Borrower is actually a public reporting company under federal securities laws)) with respect to the Borrower, its Subsidiaries and any of their respective securities.

(ii)          Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non‑public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person.  Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

(iii)          Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI.  Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable Requirements of Law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e‑mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Section 10.02          Waivers; Amendment.

(a)        Generally.  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)         Required Consents.  Subject to Section 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent or, in the case of any other Loan Document (other than the Fee Letter, which may be amended in accordance with their terms), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Credit Party or Credit Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would be to:

(i)          increase the Commitment of any Lender without the written consent of such Lender (other than with respect to any Incremental Facilities to which such Lender has agreed) (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment or Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii)          reduce the principal amount of or premium, if any, on any Loan or reduce the rate of interest thereon or fees thereon (but excluding any waiver of the imposition of the Default Rate or amendment of the definition of “Default Rate”), including any provision establishing a minimum rate (other than any waiver, extension or reduction of interest pursuant to Section 2.06(c) or any waivers of conditions precedent, waivers or extensions of mandatory prepayments or commitment reduction or, for the avoidance of doubt, waivers of the provisions of Section 2.20(d) (provided that any change in the definition of any ratios used in calculating any interest rate or fee (or any component definition thereof) shall not constitute a reduction in any rate of interest) for purposes of this clause (ii)), or reduce or waive any fees (including any fees or any prepayment fee or premium) payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any fee for purposes of this clause (ii));

(iii)          (A) extend the scheduled final maturity of any Loan or extend any scheduled date of payment of principal amount of any Loan under Section 2.09  (other than, for the avoidance of doubt, any mandatory prepayment) except in accordance with Section 2.20, Section 2.21 and Section 2.22, or (B) postpone the date for payment of any interest, premium or fees payable hereunder (other than waivers of default interest, Defaults or Events of Default, waivers or extension of any mandatory prepayments or default interest or, for the avoidance of doubt, waivers of the provisions of Section 2.20(d)), in any case, without the written consent of each Lender directly and adversely affected thereby; provided, that waivers of any condition precedent shall not constitute an extension of maturity date;

(iv)          release the Borrower or release all or substantially all of the value of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article IX), without the written consent of each Lender;

(v)          release all or substantially all of the Collateral from the Liens created by the Security Documents without the written consent of each Lender (except as otherwise expressly permitted hereby or by the Security Documents); provided that, for the avoidance of doubt, any transaction permitted under Section 6.04 or Section 6.05 shall not be subject to this clause (iii) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(vi)          change any provision of this Section 10.02(b) that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender (other than modifications in connection with repurchases of Loans, amendments with respect to any Incremental Facilities and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby);

(vii)          change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender, other than (i) to increase such percentage or number or to give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent or (ii) modifications in connection with repurchases of Loans, amendments with respect to any Incremental Facilities and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby; or

(viii)          change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.

Notwithstanding anything herein to the contrary, this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (v) amend any provision of any Security Document, the Guarantee, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable law, (w) unless the same is objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof by the Borrower or the Administrative Agent, cure ambiguities, defects, errors, inconsistencies, mistakes, or omissions of a technical nature in this Agreement or the applicable Loan Document, (x) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) in connection with an Incremental Facility or Credit Agreement Refinancing Indebtedness, (y) create a fungible class of Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Loan) or (z) in the case of any applicable Intercreditor Agreement (or any other intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein)), if such amendment relates to Obligations other than the Obligations hereunder, or to grant a new Lien for the benefit of the Secured Parties or extend an Existing Lien over additional property.

Any waiver, amendment, supplement or modification in accordance with this Section 10.02 shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the Subsidiary Guarantors, all Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans.  In the case of any waiver in accordance with this Section 10.02, the Borrower, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c)          Collateral.

(i)          Without the consent of any other person, but subject to the terms of any applicable Intercreditor Agreement, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument), to effect the granting, perfection, protection, expansion (including to cover additional amounts as secured obligations thereunder) or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law (including local law).

(ii)          Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent and/or, as applicable, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 5.10 and 5.11 or of any Security Document in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which any such requirement would otherwise be required to be satisfied under this Agreement or any Security Document.

(iii)          The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the Payment in Full of the Obligations, (ii) upon the sale or other disposition of such Collateral to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided by any Credit Party upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 10.02), (iv) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the final paragraph of Section 9.10), (v) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (vi) if such assets constitute Excluded Property.

(d)         Certain Other Amendments.  Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment pursuant to Sections 2.20, 2.21 or 2.22 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Incremental Amendment, Refinancing Amendment or Extension Amendment) and (ii) the Loan Documents may be amended to add documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent, and, for the avoidance of doubt, waivers by no other Lender (or the Required Lenders) shall be required.

(e)       Non‑Consenting Lenders.  The Borrower may, at its sole expense and effort, upon notice to a Non‑Consenting Lender and the Administrative Agent, require such Lender to (i) be paid off in full for all of its Loans, premiums, fees, interest due and all other amounts payable to it (or to become payable to it upon such payoff in full) related thereto and relinquish all rights it has under the Loan Documents, or (ii) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment or the Borrower (in which case such Loans shall, after such assignment, be immediately deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and the other Loan Documents)); provided that, in the case of this clause (ii), (1) the Borrower or other assignee shall have paid to the Administrative Agent (unless waived by the Administrative Agent) the assignment fee (if any) specified in Section 10.04(b); (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable (including any amount pursuant to Section 2.10(k)) to it hereunder in connection with any prepayment of its Loans and under the other Loan Documents from the assignee or the Borrower; (3) such assignment does not conflict with applicable Law; and (4) the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, other than as a result of a waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(f)          Additional Credit Facilities.  Subject to Sections 2.21 and 2.22 hereof, this Agreement may be amended (or amended and restated) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 10.03          Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Borrower shall pay, promptly following written demand therefor (including documentation to reasonably support such request): (i) all reasonable, documented and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable, documented and invoiced out‑of‑pocket fees, charges and disbursements of one primary counsel to the Agents and their respective Affiliates, taken as a whole, selected by the Administrative Agent (plus one additional primary counsel reasonably necessary due to actual or reasonably perceived potential conflicts of interest among such parties, where the parties affected by such conflict informs the Borrower of such conflict) plus, if reasonably necessary, the reasonable, documented and invoiced out‑of‑pocket fees and expenses of one local counsel per relevant jurisdiction that is material to the interests of the Lender (plus one additional local counsel in each such relevant jurisdiction reasonably necessary due to actual or reasonably perceived potential conflicts of interest among such parties in each relevant jurisdiction to each group of similarly affected indemnified persons, in each case, with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed) (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and consultants for the Administrative Agent, the Collateral Agent and the Lenders, in connection with the preparation, negotiation, execution, delivery, filing and administration of this Agreement and the other Loan Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post‑closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable, documented and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable, documented and invoiced out‑of‑pocket fees, charges and disbursements of one primary counsel to the Agents and their respective Affiliates, taken as a whole, selected by the Administrative Agent (plus one additional counsel reasonably necessary due to actual or reasonably perceived potential conflicts of interest among such parties, where the parties affected by such conflict informs the Borrower of such conflict) plus, if reasonably necessary, the reasonable, documented and invoiced out‑of‑pocket fees and expenses of one  local counsel per relevant jurisdiction that is material to the interests of the Lender (plus one additional local counsel reasonably necessary due to actual or reasonably perceived potential conflicts of interest among such parties in each relevant jurisdiction to each group of similarly affected indemnified persons, in each case, with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed) (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all Other Taxes, as provided in Section 2.15.

(b)        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender, each Commitment Party, the Lead Arranger and Bookrunner and each Related Party of any of the foregoing persons (but excluding in any case any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable, documented and invoiced out‑of‑pocket expenses (including the reasonable, documented and invoiced out‑of‑pocket fees, expenses, charges and disbursements of one counsel for all Indemnitees, taken as a whole, selected by the Administrative Agent (plus one additional counsel reasonably necessary due to actual or reasonably perceived potential conflicts of interest among the Indemnitees, where the Indemnitee affected by such conflict informs the Borrower of such conflict) plus, if reasonably necessary, the reasonable and documented out‑of‑pocket fees and expenses of one local counsel per relevant jurisdiction that is material to the interests of the Lender (plus one additional local counsel reasonably necessary due to actual or reasonably perceived potential conflicts of interest among such parties in each relevant jurisdiction to each group of similarly affected indemnified persons, in each case, with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed) (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and consultants or third party advisors (but excluding allocated costs of in-house counsel) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the Transactions (or any of them), the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility now or hereafter owned, leased or operated by any Group Member at any time, or any Environmental Claim related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (w) the fraud, bad faith, gross negligence or willful misconduct of any Indemnitee or any of its Related Parties, (x) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, (y) arises from disputes arising solely among indemnified persons that do not involve any act or omission by any Group Member or its Affiliates (other than disputes involving claims against the Agents or any other agent or arranger in their respective capacities as such), or (z) are payable as a result of a settlement agreement related to the foregoing effected without the written consent of the Borrower (which consent shall not to be unreasonably withheld, conditioned or delayed) (in the case of this clause (z)); provided, however, that such Indemnitee shall promptly refund any amount paid to such Indemnitee for fees, expenses, damages, indemnification or contribution, in each case, pursuant to this Section 10.03(b) to the extent that there is a final, non-appealable judicial determination that such Indemnitee was not entitled to indemnification pursuant to the express terms of this Section 10.03.  For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub‑agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), the Collateral Agent (or any sub‑agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), the Collateral Agent (or any sub‑agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) or the Collateral Agent (or any sub‑agent thereof) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans.

(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto shall be liable for any damages (other than those damages resulting from bad faith, fraud, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction by final and non-appealable judgment) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments.  All amounts due under this Section shall be payable not later than thirty (30) Business Days after written demand (including detailed invoices) therefor.

Section 10.04          Successors and Assigns.

(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender (and any other attempted assignment or transfer by a Credit Party shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, Section 2.16(b) or Section 10.02(e), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section 10.04.  Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) subject to, except (1) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender (in each case other than a Disqualified Institution) or (2) with respect to the elevation of any participation to an assignment, if Owl Rock, in its sole discretion, determines the assignment is necessary to comply with or avoid the consequences of a determination by any regulatory authority, including the Securities and Exchange Commission or court of law, the prior written consent of (A) the Administrative Agent and (B) so long as (other than in the case of a proposed assignment to a Disqualified Institution) (1) no Event of Default under Section 8.01(a), (b), (d) (solely as a result of a breach of Section 6.08), (g), (h) or (m) (solely with respect to the failure to comply with the financial reporting requirements set forth in Section 5.01(a), (b) or (c)) shall have occurred and be continuing, the Borrower (the Borrower’s consent to be deemed to have been given if (except in the case of a proposed assignment to a Disqualified Institution) the Borrower shall not have responded within ten (10) Business Days of a written request for such consent) (in the case of clauses (A) and (B), such consent not to be unreasonably withheld, conditioned or delayed); provided that:

(i)          except in the case of any assignment (a) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, (b) to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender or (c) as agreed by the Borrower and the Administrative Agent, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and $1,000,000 increments, or if less, all of such Lender’s remaining Loans (provided, that contemporaneous assignments to or by two or more affiliated Approved Funds shall be aggregated for purposes of meeting such minimum transfer amount), unless each of the Administrative Agent, and so long as no Event of Default under Section 8.01(a),(b), (g) or (h) has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been given by the Borrower if the Borrower has not responded within ten (10) Business Days of a written request for such consent);

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non‑pro rata basis;

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (other than in the case of an assignment to an Affiliate of the assigning Lender) a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all requested know-your-customer documentation;

(iv)          no assignment shall be made to a Disqualified Institution without the Borrower’s prior consent in writing (which consent may be withheld in its absolute discretion); provided that the Administrative Agent shall have no responsibility (in its capacity as Administrative Agent) for monitoring, ascertaining, inquiring into or enforcing any Lender’s compliance with the provisions related to Disqualified Institutions, and without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution; and

(v)          notwithstanding anything to the contrary contained in this Section 10.04(b) or any other provision of this Agreement, the Lenders shall have no right at any time to sell, assign or transfer any Loans owing to it to the Borrower or any of its Subsidiaries;

Subject to the recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the date such recordation in the Register is made, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 2.15), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

(c)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its U.S. offices a copy of each Assignment and Assumption delivered to it (or equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  No assignment shall be effective unless recorded in the Register.  The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior written notice.

(d)          Participations.

(i)          Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any person (other than a natural person or the Borrower or any of its Affiliates or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with regard to (a) reductions of principal, interest or fees owing to such Participant to the extent that Lenders have a consent right with respect thereto pursuant to clause (ii) of the first proviso in Section 10.02(b), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant to the extent that Lenders have a consent right with respect thereto pursuant to clauses (iii)(A), (B) and (C) of Section 10.02(b) and (c) releases of Collateral or guarantees requiring the approval of all Lenders with respect to clauses (iv) and (v) of Section 10.02(b), in each case, that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (provided that each Participant shall be subject to the requirements of those Sections and the definition of Excluded Taxes as if it were a Lender) (provided that any documentation required to be provided by a Participant pursuant to Section 2.15(e) shall be provided to the participating Lender and, if Additional Amounts are required to be paid pursuant to Section 2.15, to the Borrower and the Administrative Agent, and the definition of Excluded Taxes shall apply) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.14 as though it were a Lender.  Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any Participant that will permit such Participant to influence or control the voting rights of such Lender except with regard to (a) reductions of principal, interest or fees owing to such Participant to the extent that such Participant has a consent right with respect thereto pursuant to this Section 10.02(d)(ii) in clause (ii) of the first proviso in Section 10.02(b), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant to the extent that such Participant has a consent right with respect thereto pursuant to this Section 10.02(d)(ii) with respect to clauses (iii)(A), (B) and (C) of Section 10.02(b) and (c) releases of Collateral or guarantees requiring the approval of all Lenders with respect to clauses (iv) and (v) of Section 10.02(b), in each case, that directly affects such Participant.

(iii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. Upon request by the Borrower, any Lender that sells a participation shall confirm that any such Participant is not a Disqualified Institution. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iv)          Any such participation that does not comply with this Section shall be void ab initio and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Borrower and the Administrative Agent.

(v)          The Administrative Agent shall have no responsibility (in its capacity as Administrative Agent) for (i) maintaining a Participant Register and (ii) any Lender’s compliance with this Section, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.

(e)          Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the right to greater payment results from a Change in Law after the Participant becomes a Participant.

(f)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower or the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)          Disqualified Institutions.  Notwithstanding anything to the contrary herein, if any Loans are assigned to or any participations are purchased or otherwise acquired, without the Borrower’s consent (in violation of Section 10.04(b) or (d)), by a Disqualified Institution, in each case, then: (i) the Borrower may (x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Loans (in the case of Loans, at a price equal to the lesser of par and the amount the applicable Disqualified Institution paid to acquire such Loans) without premium, penalty, prepayment fee or breakage, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x) (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)), (ii) no such Disqualified Institution shall receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (iii) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “required Lender” votes or consents, in each case notwithstanding Section 10.02(b), (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Lenders so approve, and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document.  Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrowers (on behalf of themselves and the other Credit Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

Section 10.05          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Payment in Full of the Obligations and the termination or expiration of the Commitments. The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full of the Obligations or the termination of this Agreement or any provision hereof.

Section 10.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party (but excluding amounts held in payroll, employee benefits, tax and other fiduciary or trust accounts) against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)          Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction; provided, that, notwithstanding the foregoing, (i) the interpretation of the definition of Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) and whether or not a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower or its Affiliates party to the Closing Date Acquisition Agreement has the right to terminate their obligations under the Closing Date Acquisition Agreement or decline to consummate the Closing Date Acquisition pursuant to the terms thereof, and (c) the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts law thereof.

(b)         Submission to Jurisdiction.  Except as provided in the last sentence of this Section 10.09(b), each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)       Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11          Headings.          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12          Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, investors, lenders, officers, employees, agents, advisors, attorneys, numbering, administration and settlement services provider and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or, with respect to disclosure to investors or prospective investors, such disclosure is in connection with customary portfolio reviews), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of, or preparing to enforce, rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.12, to (i) any financing sources and Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and in connection with any pledge or assignment made pursuant to Section 10.04(f); provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or to the credit facilities hereunder, (g) with the prior consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to the extent necessary or customary for inclusion in league table measurements, (j) to the National Association of Insurance Commissioners or any similar organization or any examiner or (k) to a Person that is an investor or prospective investor in a Securitization or other financing, separate account or commingled fund so long as such investor or prospective investor is informed that its access to information regarding the Credit Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization or other financing, separate account or commingled fund and who agrees to treat such information as confidential, (l) to a Person that is a trustee, collateral agent, collateral manager, servicer, investor or secured party in a Securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such Securitization, or (l) otherwise to the extent consisting of general portfolio information that does not identify the Borrower; provided, that with respect to clauses (b) and (c) above, if the Administrative Agent or any Lender receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information, or believes that it is legally required to disclose any of the Information to a third party, it shall, in advance of such disclosure, to the extent practicable and legally permissible and unless such disclosure is made to regulatory or self-regulatory authorities in the course of routine audits and reviews, promptly provide to the Borrower written notice of any such request or requirement so that the Borrower or the applicable Credit Party (or Subsidiary thereof) may seek a protective order or other remedy; provided, further, that it shall (1) exercise reasonable efforts to preserve the confidentiality of such Information, (2) to the extent legally permissible, use commercially reasonable efforts to provide the Borrower, in advance of such disclosure, with copies of any Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (3) to the extent legally permissible, reasonably cooperate with the Borrower or applicable Credit Party (or Subsidiary thereof) to the extent the Borrower or such Credit Party (or Subsidiary thereof) seeks to limit such disclosures; provided further that no such disclosure shall be made to any members of any deal team of any Agent, any Lender or any Affiliate of any Agent or any Lender that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Borrower or its Affiliates, including through the provision of advisory services (in each case, other than any “above the wall” individuals) (as described in the immediately preceding clauses (x) and (y), “Excluded Affiliates”).  For purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and permitted assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments.  Except with respect to disclosing any Information to any Disqualified Institution, any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.  The Administrative Agent or any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), publish press releases, tombstones, advertising or other promotional materials (whether by means of electronic transmission, posting to a website or other internet application, print media or otherwise) relating to the financing transactions contemplated by this Agreement, which may include a Credit Party’s or its Subsidiary’s name, product photographs, logo, trademark or related information.

Section 10.13          USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

Section 10.14          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15          Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b)          any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Credit Party;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)          any exchange, release or non‑perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)          any exercise or non‑exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)          any other circumstances which might otherwise constitute a defense (other than the Payment in Full of the Obligations) available to, or a discharge of, the Credit Parties.

Section 10.16          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent, nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17          Intercreditor Agreement.

(a)         Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any other applicable Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any other applicable Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control, and (c) each Lender and, by its acceptance of the benefit of the Security Documents, each other Secured Party, authorizes the Administrative Agent and/or the Collateral Agent to execute any such Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b)       Each Lender and, by its acceptance of the benefit of the Security Documents, each other Secured Party, hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Owl Rock (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

Section 10.18          Acknowledgement and Consent to Bail-In of Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19          Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, Borrowing Requests, Interest Election Requests, Compliance Certificates, Joinder Agreements, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20          No Other Duties.  Notwithstanding anything herein to the contrary, the Lead Arranger and Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Lead Arranger and Bookrunner hereunder.

ARTICLE XI
ACQUISITION MATTERS

Section 11.01          Consent to the Closing Date Acquisition.  Notwithstanding anything to the contrary in the Loan Documents, the Secured Parties and all other parties hereto irrevocably and unconditionally consent to the consummation of the Closing Date Acquisition.

Section 11.02          Reference to Closing Date.  Notwithstanding anything to the contrary in the Loan Documents, for purposes of the representations and warranties and the other provisions set forth in Article III of this Agreement, the conditions precedent set forth in Section 4.01 and any reference to “Closing Date” in Article V and Article VI, the making of the Loans on the Closing Date shall be assumed to occur concurrently with the consummation of the Closing Date Acquisition.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAR TECHNOLOGY CORPORATION

By:	/s/Bryan A. Menar
Name: Bryan A. Menar
Title: Chief Financial Officer and Vice President

[Signature Page to Credit Agreement]

PARTECH, INC.

By:	/s/Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

BRINK SOFTWARE INC.

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

ACCSYS, LLC

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

PAR PAYMENT SERVICES LLC

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Treasurer

PAR GOVERNMENT SYSTEMS CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

ROME RESEARCH CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President Finance and Tresaurer

PUNCHH INC.

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President Finance and Tresaurer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDER:	OWL ROCK FIRST LIEN MASTER FUND, L.P.,

By: OWL ROCK FIRST LIEN GP, LLC its general partner

By: Owl Rock Capital Advisors LLC its Sole Member

	By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

LENDERS:	OWL ROCK CAPITAL CORPORATION III

By:	/s/ Jeff Walwyn

Name:	Jeff Walwyn
Title:	Authorized Signatory

OWL ROCK CORE INCOME CORP.

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

OWL ROCK FIRST LIEN SUB-MASTER FUND 2, L.P.

By: OWL ROCK FIRST LIEN GP, LLC its general partner
By: Owl Rock Capital Advisors LLC its Sole Member

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

PARLIAMENT FUNDING I LLC

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

FLF FUNDING I LLC

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

FLF FUNDING II LLC

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

OWL ROCK DIVERSIFIED LENDING 2020 MASTER FUND, L.P.

By: Owl Rock Diversified Lending 2020 GP, LLC its general partner
By: Owl Rock Diversified Advisors LLC, its sole member

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

OR OPPORTUNISTIC DL (C), L.P.

By: OR Opportunistic DL (C) GP, LLC its general partner
By: Owl Rock Capital Group LLC its Sole Member

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ANNEX A
Commitments

Lender	Commitment
OWL ROCK CAPITAL CORPORATION III	$11,600,000.00
OWL ROCK INCOME CORP.	$23,000,000.00
OWL ROCK FIRST LIEN SUB-MASTER FUND 2, L.P,	$17,063,397.44
PARLIAMENT FUNDING I LLC	$8,186,602.56
FLF FUNDING I LLC	$53,750,000.00
FLF FUNDING II LLC	$56,000,000.00
OWL ROCK DIVERSIFIED LENDING 2020 MASTER FUND, L.P.	$8,000,000.00
OR OPPORTUNISTIC DL (C), L.P.	$2,400,000.00
Total	$180,000,000.00